Form 10KSB40, Exhibit 13
period 1996-09-30
ST LANDRY FINANCIAL CORP
filed 1996-12-30
CIK 933981

ST. LANDRY
                              FINANCIAL CORPORATION


























                               Annual Report 1996

                        St. Landry Financial Corporation


         TABLE OF CONTENTS

Letter to Stockholders.........................................1

Selected Financial Information.................................2

Management's Discussion and Analysis...........................4

Independent Auditors' Report..................................16

Consolidated Financial Statements.............................17

Stockholder Information.......................................49

Board of Directors and Executive Officers.....................50






                              FINANCIAL HIGHLIGHTS

                               September 30, 1996
                             (Dollars in Thousands)

                Total Loans...........................................   $39,857
                Mortgage-Backed Securities............................    12,339
                Investment Securities.................................     2,763
                  Total Assets........................................    56,857

                Deposits..............................................    41,986
                Borrowings............................................     7,561

                Net Income............................................        54

                Stockholders' Equity..................................     6,703
                Stockholders' Equity as a Percent of
                Assets.............................................        11.8%

                        ST. LANDRY FINANCIAL CORPORATION
                               Post Office Box 72
                         Opelousas, Louisiana 70571-0072
                      Phone: 318-942-5748 Fax: 318-948-1563


To Our Stockholders:

          We are pleased to present the year end report of St. Landry Financial Corporation, (Company) for the fiscal year ending September 30, 1996. On behalf of our Board of Directors, Officers, and Staff, thank you for being a stockholder.

          The mission of First Federal Savings and Loan Association of Opelousas (Association), the wholly owned subsidiary of the Company, is to give the people of South Central Louisiana a safe place to invest their funds and an affordable place to finance their homes. This year has been very good in accomplishing these two goals.

          The Company continues to look for sound investments that will enable it to grow and prosper. This year we have opened a couple of avenues that promise to enhance our growth. Your Board and Management are committed to continuing to build stockholder value.

          Net income for the year was only $54,217 because of the special assessment imposed on the savings and loan industry by Congress to bring the Savings Association Insurance Fund up to strength. This was a one time assessment and will greatly reduce our expenses for deposit insurance in the future.

          The Association increased the reserve for loan losses primarily because of some automobile loans which the Association purchased. We were not satisfied with the performance of the servicer of these loans and have made a change to another servicer who has more experience in the field of auto loan servicing.

          The Association is continuing to strive to improve non-performing loans. At this time the Association has three pieces of real estate owned. Two of these pieces are residences and the third is a small commercial property. These properties are rented with the expectation that the renters will purchase them.

          On behalf of the Board of Directors, thank you for your support and your investment in St. Landry Financial Corporation.

Sincerely,



Wayne McK. Gilmore
Chairman of the Board

                         SELECTED FINANCIAL INFORMATION


          The  following  financial  data does not purport to be complete and is
qualified  in  its  entirety  by  reference  to  the  more  detailed   financial
information contained elsewhere herein.


                                                                        September 30,
                                                  ----------------------------------------------------------
                                                  1992          1993         1994          1995         1996
                                                  ----          ----         ----          ----         ----
                                                                        (In Thousands)
Selected Financial Condition Data:
Total assets...............................      $47,900       $48,102      $47,812       $53,206      $56,857
Loans receivable, net......................       35,353        32,244       33,303        37,356       39,857
Mortgage-backed securities.................       10,753        10,586       10,186        11,246       12,339
Investment securities......................        1,377         3,385        3,305         3,562        2,763
Deposits...................................       43,522        43,139       42,770        43,143       41,986
Total borrowings...........................        1,000         1,200        1,052         2,538        7,561
Stockholders' equity.......................        2,870         3,456        3,745         7,173        6,703



                                                                Year Ended September 30,
                                                  ----------------------------------------------------------
                                                  1992            1993       1994           1995        1996
                                                  ----            ----       ----           ----        ----
                                                                        (In Thousands)
Selected Operations Data:
Total interest income......................       $4,082      $  3,560     $  3,182        $3,401       $4,016
Total interest expense.....................        2,310         1,700        1,642         1,897        2,223
                                                 -------      --------     --------       -------      -------
Net interest income........................        1,772         1,860        1,541         1,504        1,793
Provision for loan losses..................           41            58          100            40          214
                                                --------     ---------     --------      --------     --------
Net interest income after provision
 for loan losses...........................        1,731         1,802        1,441         1,464        1,579

Service charges and other fees.............           11            20           25            24           23
Gain on sales of loans, mortgage-
 backed securities and investment
 securities................................          ---           ---          ---           ---          ---
Other non-interest income..................           33            25           18            23           24
                                                --------     ---------   ----------      --------     --------
Total non-interest income..................           44            45           43            47           47
Total non-interest expense.................        1,026           973        1,010        1,085        1,522
                                                 -------      --------    ---------      --------     -------
Income before taxes and extraordinary
 item......................................          749           874          474           426          104
Income tax provision (benefit).............          273           288          185           153           50
                                                 -------     ---------    ---------      --------     --------
     Net income............................      $   476      $    586    $     289      $    273      $    54
                                                 =======      ========    =========      ========      =======




                                                                Year Ended September 30,
                                                     -----------------------------------------------------------
                                                      1992          1993         1994         1995         1996
                                                      ----          ----         ----         ----         ----
Selected Financial Ratios and Other
-----------------------------------
 Data:
 -----

Performance Ratios:
  Return on assets (ratio of net income
   to average total assets)................            1.00%         1.22%         .60%         .54%         .10%
  Return on equity (ratio of net
   income to average equity)...............           18.09         18.52         8.02         5.00          .78
  Interest rate spread information:
   Average during period...................            3.58          3.80         3.05         2.57         2.74
   End of period...........................            4.16          3.52         2.80         2.63         2.58
  Net interest margin(1)...................            3.82          3.97         3.28         3.04         3.33
  Ratio of operating expense to average
   total assets............................            2.15          2.03         2.11         2.15         2.77
  Ratio of average interest-earning
   assets to average interest-bearing                103.28        105.54       106.86       109.93       111.17
   liabilities.............................

Asset Quality Ratios:
 Non-performing assets to total assets
  at end of period.........................            2.56          1.38         1.32         1.23         1.64
 Allowance for loan losses to non-
  performing loans.........................           18.80         38.63        55.78        59.30        62.20
 Allowance for loan losses to loans
  receivable, net..........................             .69           .80         1.05         1.04         1.46

Capital Ratios:
 Equity to total assets at end of period...           5.99          7.18         7.83         13.48        11.79
 Average equity to average assets..........           5.52          6.59         7.51         10.81        12.61

Other Data:
 Number of full-service offices............            1             1            1             1            1

--------------
(1)  Net interest income divided by average interest-earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          St. Landry Financial Corporation (the "Company") is a Delaware corporation which became the savings and loan holding company of First Federal Savings and Loan Association of Opelousas (the "Association") in April 1995. The Company owns all of the outstanding stock of the Association issued in connection with its conversion to stock form. All references to the Company, unless otherwise indicated, at or before April 5, 1995 refer to the Association. Unless the context otherwise requires, all references herein to the Association or the Company include the Company and the Association on a consolidated basis.

          The Company is principally engaged in the business of attracting retail savings deposits from the general public and investing those funds in owner occupied, one-to four-family residential mortgage loans and mortgage-backed securities. To a lesser extent, the Company originates residential construction, commercial real estate and consumer loans. The Company also invests in U. S. Government and agency obligations and other permissible investments.

          The most significant outside factors influencing the operations of the Company and other savings institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds, primarily consisting of deposits, is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and fund availability.

Financial Condition

          The Company's total assets were $53.2 million at September 30, 1995 as compared to $56.8 million at September 30, 1996. The increase of $3.6 million was primarily due to an increase in loans receivable and mortgage-backed securities. Also, borrowings from the Federal Home Loan Bank were used to fund loan originations and purchases of adjustable rate mortgage-backed securities.

          Net loans receivable increased by $2.4 million to $39.9 million at September 30, 1996 from $37.3 million at September 30, 1995. The increase was due to an increase in originations, the majority of which with adjustable rates of interest, and a decrease in principal repayments. Federal Home Loan Bank advances were used to supplement funding of the loan originations. Non-performing assets increased to $933,000 or 1.64% of total assets at September 30, 1996, from $656,000 or 1.23% of total assets at September 30, 1995. The increase was a result of a $202,000 increase in non-accruing loans, and an increase of $75,000 in foreclosed assets. At September 30, 1996, the Company had 20 one-to four-family loans, 14 automobile and one unsecured loan which were in a non-accruing status.

          Total investments decreased by $355,000 from $3.6 million at September 30, 1995 to $3.2 million at September 30, 1996. An unrealized gain on available-for-sale investment securities increased by $110,000 from September 30, 1995 to September 30, 1996. The unrealized gain in stock in Federal Home Loan Mortgage Corporation ("FHLMC") of $363,000, was partially offset by a $5,000 unrealized loss in equity securities. The decrease was caused by the maturity of $500,000 in debt securities, partially offset by a $3,000 acquisition of stock in the Federal Home Loan Bank of Dallas and a $4,000 amortization of premiums paid on investment securities.

          The Company also experienced a $1.1 million increase in mortgage-backed securities during fiscal 1996. Mortgage-backed securities in the amount of $3.7 million were purchased during the fiscal year. These purchases were partially funded with lower rate Federal Home Loan Bank advances. The acquisitions were partially offset by principal repayments. The unrealized loss on available for sale securities decreased by $19,000 from September 30, 1995 to September 30, 1996.

          Deposits decreased by $1.1 million from September 30, 1995 to September 30, 1996, a decrease of 2.68%.

          Federal Home Loan Bank advances increased by $5.0 million. Borrowing proceeds were used to fund a portion of loan originations. Advances were also used to supplement the purchase of adjustable rate mortgage-backed securities.

          Total stockholders' equity decreased by $469,000 from $7.2 million at September 30, 1995 to $6.7 million at September 30, 1996. Stockholder's equity decreased by $351,000 because of the repurchase of Company stock which was used to fund the Company's Recognition and Retention Plan, by $291,000 because of the unearned compensation expense due to the adoption of the Recognition and Retention Plan, and by the payment of a cash dividend in the amount of $22,000. The decrease in stockholders' equity was partially offset by an after-tax net unrealized gain on investment securities available for sale and mortgage-backed securities available for sale in accordance with the implementation of SFAS No. 115, a reduction in the ESOP loan through loan payments and an increase in retained earnings.

Asset/Liability Management

          Financial institutions and their holding companies, like the Company, are subject to interest rate risk to the extent that their interest-bearing liabilities with short and intermediate- term maturities reprice more rapidly, or on a different basis, than their interest-earning assets. Management of the Company believes it is critical to manage the relationship between interest rates and the effect on the Association's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Association's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

          The OTS uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Beginning July 1, 1994, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk based capital requirement. The amount of that deduction is one-half of the difference between
(a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. The change indicated for September 30, 1996 exceeds the 2% norm. As a result, the Association would be required to make a deduction from total capital in calculating its risk-based capital requirement had this rule been applicable to it. However, because the Association has total assets of less than $300 million and risk-based capital in excess of 12%, the Association is exempt from this rule.

          Presented below, as of September 30, 1996, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points and compared to Board policy limits and in accordance with OTS regulations. Such limits have been established with consideration of the dollar impact of various rate changes and the Association's strong capital position. As illustrated in the table, NPV is more sensitive to and may be negatively impacted by rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Association does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Association's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.


                               September 30, 1996
                               ------------------
     Change in
   Interest Rate           $ Change            % Change
   (Basis Points)           in NPV              in NPV
-------------------- -------------------- ------------------
                   (Dollars in Thousands)

      +300               -3,304               -33%
      +200               -2,247               -19%
      +100               -1,297                -8%
       -0-
      -100                  262                +4%
      -200                  261                +4%
      -300                  388                +6%

          As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage ("ARM") loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

          The Company seeks to maximize net interest income by attempting to achieve a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Company's policies are designed to reduce the impact of changes in interest rates on its net interest income by maintaining a favorable match between the maturities or repricing dates of its interest-earning assets and interest-bearing liabilities. In implementing these policies, the Company has increased its loans receivable from $35.4 million at September 30, 1992 to $39.9 million at September 30, 1996, an increase of 12.7%. During 1994, the Company expanded its consumer loan portfolio to service existing customers. During 1996, the Association purchased automobile loans which are being serviced by a third party. Consumer loans are originated with shorter terms and at higher interest rates than one- to four-family residential loans and offer the Company the ability to improve asset/liability management. However, consumer loans may entail greater credit risk than residential mortgage loans, therefore, no assurance can be made that delinquencies will not increase in the future.

          During the period from September 30, 1992 to September 30, 1995, the Company also increased its mortgage-backed securities from $10.8 million to $12.3 million. The composition of mortgage-backed securities consisted of fixed rate and adjustable rate securities backed by FHLMC, Federal National Mortgage Association and Government National Mortgage Association. Interest rate risk is inherent in holding any debt security. As interest rates rise the value of the security declines and conversely as interest rates decline values rise. All of the adjustable rate mortgage-backed securities in the portfolio are tied to the Eleventh District Cost of Funds Index or the One Year Constant Maturity Treasury Index, and all are considered available for sale.

          Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. If interest rates continue to increase (as they have since the last quarter of fiscal 1994), the rates paid on liabilities will generally be expected to increase at a faster pace than the rates charged on assets, due to the nature of the timing of their repricing. In such an event, the Company's interest rate spread will narrow. A narrowing of the Company's interest rate spread may have the effect of reducing net interest income in future periods.


                                                                       Year Ended September 30,
                                     --------------------------------------------------------------------------------------------
                                                    1994                           1995                           1996
                                     -----------------------------  -----------------------------  ------------------------------
                                        Average   Interest            Average    Interest            Average    Interest
                                     Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/  Outstanding   Earned/   Yield/
                                       Balance      Paid    Rate      Balance      Paid     Rate     Balance      Paid      Rate
                                       -------      ----    ----      -------      ----     ----     -------      ----      ----
                                                                        (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1) ................   $32,196    $2,402    7.46     $35,970    $ 2,599    7.23     $39,186     $3,088     7.88%
Mortgage-backed securities ..........    10,295       585    5.68       9,947        597    6.00      11,774        738     6.26
 Investment securities ..............     4,017       179    4.46       3,075        180    5.85       2,787        164     5.88
 FHLB stock .........................       385        16    4.16         413         26    6.30         444         26     5.86
                                        -------    ------             -------    -------             -------      -----
  Total interest-earning assets(1) ..   $46,893     3,182    6.79     $49,405      3,402    6.89     $54,191      4,016     7.41
                                        =======    ------             =======    -------             =======      -----

Interest-Bearing Liabilities:
 Savings deposits ...................   $12,517       368    2.94     $12,982        427    3.04     $11,596        267     2.30
 Certificate accounts ...............    30,735     1,247    4.06      30,363      1,375    4.53      31,052      1,698     5.46
 Borrowings .........................       631        27    4.28       1,591         95    5.97       4,809        258     5.36
                                        -------   -------             -------     ------             -------      -----
  Total interest-bearing liabilities    $43,883     1,642    3.74     $44,936      1,897    4.22     $47,457      2,223     4.68
                                        =======   -------             =======     ------              ======      -----
Net interest income .................             $ 1,540                         $1,505                         $1,793

                                                  =======                         ======                         ======
Net interest rate spread ............                        3.05%                          2.67%                           2.73%
                                                             ====                           ====                            ====
Net earning assets ..................   $ 3,010                        $4,469                        $ 6,734
                                        =======                        ======                        =======
Net yield on average interest-earning
 assets .............................                        3.28%                          3.05%                           3.53%
                                                             ====                           ====                            ====
Average interest-earning assets to
 average interest-bearing liabilities              106.86x                         109.95x                        111.21x
                                                   =======                         ======                         =======

-----------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

          The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.




                                                                      Year Ended September 30,
                                         ----------------------------------------------------------------------------
                                                    1994 vs. 1995                             1995 vs. 1996
                                         -----------------------------------      -----------------------------------
                                                Increase                               Increase
                                               (Decrease)                             (Decrease)
                                                 Due to             Total               Due to                Total
                                          -------------------      Increase        ------------------        Increase
                                          Volume         Rate     (Decrease)       Volume        Rate       (Decrease)
                                          ------         ----     ----------       ------        ----       ----------
                                                                      (Dollars in Thousands)
Interest-earning assets:
 Loans receivable...................    $     261    $     (64)    $     197     $     246    $     243     $     489
 Mortgage-backed securities.........            9            2            11           146           (5)          141
 Investment securities..............          ---            2             2           (15)          (2)          (17)
 Other..............................            1            8             9             2          ---             2
                                      -----------    ----------   ----------   -----------   ----------    ----------

  Total interest-earning
   assets...........................    $     271    $     (52)          219     $     379    $     236           615
                                        =========    =========     ---------     =========    =========     ---------

Interest-bearing liabilities:
 Savings deposits...................   $      (16)    $     (2)          (18)    $     (80)    $    ---           (80)
 Borrowings.........................           52           16            68           173          (10)          163
 Certificate accounts...............           27          178           205           114          129           243
                                        ---------      --------    ---------     ---------     --------     ---------

   Total interest-bearing
    liabilities.....................    $      63      $   192           255     $     207     $    119           326
                                        =========      ========    ---------     =========     ========     ---------

Net interest income.................                              $      (36)                               $     289
                                                                   =========                                =========


Interest Rate Spread

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.


                                                         At September 30,
                                                         ----------------
                                                      1994      1995      1996
                                                      ----      ----      ----
Weighted average yield on:
 Loans receivable ................................    7.15%     7.26%     7.94%
 Mortgage-backed securities ......................    5.82      6.09      6.64
 Investment securities ...........................    4.92      5.25      5.23
 Other interest-earning assets ...................    4.84      5.94      5.82
   Combined weighted average yield on
    interest-earning assets ......................    6.70      7.22      7.58


Weighted average rate paid on:
 Savings deposits ................................    3.04      3.04      3.04
 Certificate accounts ............................    4.22      4.80      5.27
 Borrowings ......................................    5.04      6.06      5.73
   Combined weighted average rate paid on
    interest-bearing liabilities .................    3.90      4.60      4.85

Spread ...........................................    2.80      2.63      2.73


Comparison of Operating Results For The Three Years Ended September 30, 1995

         General. The Company had net income totalling $289,000, $273,000 and $54,000, respectively, for the years ended September 30, 1994, 1995 and 1996. Net income for the year ended September 30, 1995 declined $16,000 from fiscal 1994. The decline in fiscal year 1995 was primarily the result of the decline in net interest income of $36,000 and the increase in non-interest expenses of $75,000, which were partially offset by the reduction in the provision for loan losses of $60,000, the decline in income tax expenses of $32,000, and the increase in non-interest income of $4,000.

         Net income for the year ended September 30, 1996 decreased $219,000 from fiscal 1995. The decrease in fiscal year 1996 was primarily the result of a special FDIC assessment of $295,000, an increase in the provision for loan losses of $174,000 and non-interest expense of $141,000. The increased expenses were partially offset by increased net interest income of $288,000 and decreased income tax expense of $104,000.

         Net Interest Income. The Company's net income is dependent upon net interest income. Net interest income is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. During the year ended September 30, 1995, the Company experienced a decrease in net interest income of $36,000, or 2.4%. Net interest income increased during the year ended September 30, 1996 by $288,000 or 19%.

         Economic and competitive factors influence interest rates, as well as loan demand and savings activity. To the extent that interest-bearing liabilities mature or reprice at different intervals from interest-earning assets, interest rate risk also has an effect on the net interest income of the Company.

         The Company's ability to attract and retain deposits has been and continues to be significantly affected by the rates paid on such deposits. Although management believes the rates paid on such deposits are currently competitive with the rates paid on similar products offered by institutions in the Company's market area, total deposits decreased from $43.1 million at September 30, 1995 to $42.0 million at September 30, 1996. The Company's ability to attract and retain such deposits will continue to be significantly affected by market conditions. At times the Company may be required to utilize alternative and potentially higher cost funding sources which may result in a decrease in net interest income.

         Total interest income was $4.0 million for the fiscal year ended September 30, 1996. This was an increase of $615,000 or 18.1% over the previous year. The increase in interest income was a direct result of an increase in interest-earning assets for the year ended September 30, 1995. In conjunction with the increase in interest income, however, interest expense also inclined. Interest expense increased by $326,000 for the year ended September 30, 1996 from the prior year. Average interest-bearing liabilities increased for the year ended September 30, 1996 in order to partially fund the increase in assets. Federal Home Loan Bank advances increased, and these borrowings were generally at higher rates of interest than deposit accounts.

         The Company's vulnerability to rising interest rates can be seen in its historical performance. For the fiscal year 1996, the Company's interest rate spread showed a moderate inclination and its interest margin widened to 3.5% during the 1996 fiscal year because the Company's yield on assets inclined at a faster pace than its cost of funds. Interest margins fell for the fiscal years ended September 30, 1994 and 1995. During these periods of rising rates the yields on assets were declining due to the lag in adjustment periods on such assets as a result of an increase in market rates of interest, while the cost of funds were increasing.

         Allowance for Loan Losses. For the fiscal year ended September 30, 1995, the Company recorded a provision for loan losses of $40,000 as compared to $100,000 for fiscal 1994. At September 30, 1995, the Company's allowance for loan losses totaled $580,000. A provision for loan loss of $214,000 was recorded for the fiscal year ended September 30, 1996. At September 30, 1996, the Company's allowance for loan losses was 1.44% of total loans and 69.6% of non-performing assets as compared to 1.04% and 59.3%, respectively, at September 30, 1995 and to 1.03% and 55.7%, respectively, at September 30, 1994. The Company's ratio of net charge-offs to average loans outstanding during the years ended September 30, 1994, 1995 and 1996 were 0.02%, 0.01% and 0.00%, respectively and its ratio of net charge-offs to average non-performing assets during the same periods were 1.05%, 0.16% and 2.89%, respectively. Although net charge-offs have increased from $2,000 at September 30, 1995 to $23,000 at September 30, 1996, the allowance for loan losses is established based on management's evaluation of the risk inherent in its loan activity. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. See Note 4 of the Notes to Consolidated Financial Statements.

         The increase in the allowance from fiscal 1995 to fiscal 1996 reflects, among other things, the 67% increase in the Company's commercial real estate portfolio, the 84% increase in consumer loans (predominantly loans on used automobiles purchased from a loan broker which initially retained servicing rights) and the 7% overall increase in the total loan portfolio into different types of lending which generally involve increased risk from that of one- to four-family residential lending, the increased level of the Company's problem loans and their estimated value, and the levels of the allowance for loan losses established by the Company's peers in assessing the adequacy of the loan loss allowance. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Non-Interest Income. Late charges and insurance commissions are the focus of non-interest income for the Company. Non-interest income totaled $47,000 for the fiscal year ended September 30, 1996, as compared to $47,000 for fiscal 1995 and $43,000 for fiscal 1994. The totals for all three years were comparable due to the limited amount of service the Company provides its customer base. As a result, the Company's ability to increase non-interest income in the future may be limited.

         Non-Interest Expense. Non-interest expense totaled $1.5 million for the fiscal year ended September 30, 1996 as compared to approximately $1.1 million for each of the fiscal years ended September 30, 1995 and 1994. This $436,000, or 40%, increase was mainly the result of a $295,000 one-time special assessment required by legislation enacted on September 30, 1996. The federal legislation, which affects all savings associations nationwide, is designed to recapitalize the SAIF of the FDIC. As of October 1, 1996, deposit insurance premiums for highly rated institutions have been eliminated. However, the Board will continue to be subject to a 6.5 cents per $100 of deposit assessment to fund repayment of the FICO obligations. Compensation and benefit expenses increased due to the establishment of the Company's Recognition and Retention Plan, normal increases in salaries in recent periods and increases in directors fees.

         Provision for Income Taxes. The Company's income tax expense for the fiscal year ended September 30, 1996 was $49,000 as compared to $153,000 for the previous year end, and $185,000 for fiscal 1994. The decrease in taxes from fiscal 1994 to fiscal 1995, and from fiscal 1995 to fiscal 1996 was the result of the decrease in pre-tax income. Pre-tax income was $474,000, $426,000 and $103,000 for the years ended September 30, 1994, 1995 and 1996, respectively.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and investment securities. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB advances. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions and competition.

         Federal regulations have required the Association to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and other securities and obligations generally having remaining maturities of less than five years. The Association's most liquid assets are cash and cash equivalents, short-term investments and mortgage-backed and related securities. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. The low level of liquid investments has required the Association to utilize FHLB advances in order to meet liquidity needs. At September 30, 1996, 1995 and 1994, liquidity eligible assets totalled $3.6 million, $4.8 million and $5.4 million, respectively. At those same dates, the Association's liquidity ratios were 6.5%, 10.6% and 13.4%, respectively, all in excess of the 5% minimum regulatory requirement.

         The Company uses its liquid resources principally to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity and to meet operating expenses. At September 30, 1996, the Company had outstanding commitments to extend credit which amounted to $1.3 million. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

         At September 30, 1996, the Company had $14.0 million in certificates of deposit due within one year and $13.7 million in other deposits without specific maturity. Based on past experience, management expects that most of the deposits will be retained or replaced by new deposits.

         The primary investment activities of the Company are the origination of one- to four-family, commercial real estate, one- to four-family construction, and consumer loans, and the purchase of investment and mortgage-backed securities. During the years ended September 30, 1996, 1995 and 1994, the Company originated loans totalling $8.7 million, $9.4 million and $8.1 million, respectively. During those same periods, the Company purchased investment and mortgage-backed securities totalling $3.3 million, $3.0 million and $4.0 million, respectively. These activities were funded primarily by deposits, principal repayments on loans and investments and mortgage-backed securities. The Company decreased its purchases of mortgage-backed securities as the demand for new loans increased. To the extent such loan demand continues, this would be expected to have a positive effect on the Company's results of operations. Management expects loan demand to be negatively effected, however, if interest rates rise, which would require management to again seek alternative sources of investment (such as mortgage-backed securities) which could adversely effect the Company's interest rate spreads.

         At September 30, 1996, the  Association  exceeded all of its regulatory
capital   requirements.   The  following  table  sets  forth  the  Association's
compliance with its capital requirements at September 30, 1996.


                                                     At September 30, 1996
                                                     ---------------------
                                                      Amount        Percent(1)
                                                      ------        ----------
                                                     (Dollars in Thousands)
                                                           (Unaudited)
Tangible Capital:
   Capital level ...............................     $5,513          9.73%
   Requirement .................................        850          1.50
                                                     ------          -----
   Excess ......................................     $4,663          8.23%
                                                     ======          =====

Core Capital:
   Capital level ...............................     $5,513          9.73%
   Requirement .................................      1,701          3.00
                                                     ------          -----
   Excess ......................................     $3,812          6.73%
                                                     ======          =====

Current Risk-Based Capital:
   Capital level ...............................     $5,860         19.14%
   Requirement .................................      2,449          8.00
                                                     ------          -----
   Excess ......................................     $3,411         11.14%
                                                     ======          =====
-----------------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.


Impact of Inflation

          The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Association is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Pronouncements

          In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting For Mortgage Servicing Rights (SFAS 122)". SFAS 122 amends SFAS 65 to require mortgage banking enterprises to recognize as separate assets rights to service mortgage loans for others, however those mortgage servicing rights are acquired. SFAS 122 also requires that mortgage banking enterprises assess the impairment of capitalized mortgage servicing rights based on the fair value of those rights on a desegregated basis with the impairment recognized through a valuation allowance. SFAS 122 is effective for fiscal years beginning after December 15, 1995 and applies prospectively to retained servicing rights including purchases prior to the adoption of the statement. The Association intends to adopt SFAS 122, in the fiscal year beginning October 1, 1996, however, since the Company has not sold loans, the Company does not anticipate any impact on its operations or financial position from its implementation.

          In December 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting For Stock Based Compensation Plans (SFAS 123)". SFAS 123 allows a company the option of continuing to follow existing accounting principles for employee stock option plans or to adopt the new principles set forth. Generally, existing accounting principles do not require a company to record compensation expense as long as it issues stock options with an exercise price equal to the existing market price of the stock at the grant date. The new accounting principles set forth in SFAS 123 would require a company to record compensation expense regardless of the exercise price at the grant date. If a company chooses to continue to apply existing accounting principles, it will have to include detailed disclosures of the effect on net income had it followed the new accounting principles set forth in SFAS 123. The Company will continue to follow existing accounting principles and accordingly, will include the detailed disclosures required by SFAS 123 in its annual report for the year ending September 30, 1997.

          In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.125, "Accounting For Transfers of Assets" (SFAS 125). SFAS 125 establishes guidelines on accounting for transactions such as loan syndications, repurchase agreements, securitizations, repurchase agreements, securitizations and other similar transactions. The focus of SFAS 125 is whether companies should record such transactions as sales or collateralized financing arrangements. Based on an initial reading of SFAS 125 and an analysis of the Company's recurring asset transfer transactions, it does not appear that adoption of SFAS 125, beginning October 1, 1996, will have a material effect on its financial statements or operating activities.

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
St. Landry Financial Corporation and Subsidiary
Opelousas, Louisiana

We have audited the accompanying consolidated statements of financial condition of St. Landry Financial Corporation and its wholly owned subsidiary, First Federal Savings and Loan Association as of September 30, 1995 and 1996, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Landry Financial Corporation and Subsidiary as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for debt and equity securities for the year ended September 30, 1995, as required by the provisions of Statement of Financial Accounting Standards No. 115, and changed its method of accounting for income taxes for the year ended September 30, 1995, as required by Statement of Financial Accounting Standards No. 109.

                                                  /s/ JOHN S. DOWLING & COMPANY


Opelousas, Louisiana
November 13, 1996

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           SEPTEMBER 30, 1995 AND 1996




          ASSETS                                           1995          1996
          ------                                           ----          ----
Cash and equivalents                                     $140,139   $   385,363

Investment securities
 Securities held-to-maturity, (fair value
  of $1,476,650 in 1995 and $989,450 in 1996)           1,485,983       989,595
 Securities available-for-sale, at fair value           1,662,984     1,773,450

Mortgage-backed securities
 Securities held-to-maturity (fair value of
  $3,870,925 in 1995 and $2,787,272 in 1996)            3,895,944     2,854,260
 Securities available-for-sale, at fair value           7,349,837     9,484,872

Loans receivable, net                                  37,355,664    39,856,672

Accrued interest receivable                               251,981       264,365

Foreclosed real estate, net                                42,997        97,827

Premises and equipment, net                               525,534       605,178

Investment required by law - Stock in Federal
 Home Loan Bank, at cost                                  413,300       444,300

Other assets                                               81,894       100,774
                                                        ---------    ----------

          Total assets                                 53,206,257    56,856,656
                                                       ==========    ==========


See accompanying notes to financial statements.

    LIABILITIES AND STOCKHOLDERS' EQUITY                 1995            1996

Deposits                                           $43,142,857      $41,985,963

Borrowed funds                                       2,537,938        7,561,322

Advances by borrowers for taxes and insurance          106,822           92,468

Federal income taxes
  Currently payable
  Deferred payable                                      68,694           37,127

Accrued expenses and other liabilities                 177,070          476,528
                                                    ----------        ---------
          Total liabilities                         46,033,381       50,153,408
                                                    ----------       ----------
    STOCKHOLDERS' EQUITY

Common stock $.01 par value, 1,500,000 shares
 authorized; 459,093 shares outstanding                  4,591            4,591

Preferred stock, $.01 par value, 500,000 shares authorized; 0 shares outstanding

Additional paid in capital                           3,329,657        3,347,621

Treasury stock                                                         (350,561)

Unearned ESOP shares                                  (264,552)        (228,624)

Unearned RRP shares                                                    (291,153)

Retained earnings, substantially restricted          4,017,478        4,049,776

Unrealized gain on securities available-for-sale
 net of applicable deferred income taxes                85,702          171,598
                                                     ---------        ----------
          Total stockholders' equity                 7,172,876        6,703,248
                                                     ---------        ----------

          Total liabilities and stockholders'
           equity                                   53,206,257       56,856,656
                                                    ==========       ===========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996


                                           1994           1995           1996
                                           ----           ----           ----
INTEREST INCOME
  Loans receivable
    First mortgage loans               $ 2,367,956    $ 2,556,966    $ 2,946,211
    Savings account loans                   32,632         30,930         41,996
    Consumer loans                           1,116         10,643         99,796
  Investment securities                    195,639        205,679        190,065
  Mortgage-backed securities               585,111        596,801        737,726
                                       -----------    -----------    -----------
          Total interest income          3,182,454      3,401,019      4,015,794
                                       -----------    -----------    -----------
INTEREST EXPENSE
  Deposits                               1,614,930      1,801,810      1,964,963
  Borrowed funds                            26,938         94,963        258,123
                                       -----------    -----------    -----------
          Total interest expense         1,641,868      1,896,773      2,223,086
                                       -----------    -----------    -----------
          Net interest income            1,540,586      1,504,246      1,792,708
                                                                     -----------
PROVISION FOR LOAN LOSSES                  100,000         40,000        214,000
                                       -----------    -----------    -----------

          Net interest income after
           provision for loan losses     1,440,586      1,464,246      1,578,708
                                       -----------    -----------    -----------

NON-INTEREST INCOME
  Service charges and other fees            25,313         23,847         23,253
  Insurance commissions                     17,728         22,920         21,986
  Other                                        418            722          1,362
                                       -----------    -----------    -----------
          Total non-interest income         43,459         47,489         46,601
                                       -----------    -----------    -----------

NON-INTEREST EXPENSE
  General and administrative
    Compensation and benefits             557,042        655,165        724,526
    Occupancy and equipment               117,710        120,585        123,883
    Marketing and other services           78,114         77,603        118,208
    Deposit insurance premium             102,001         99,547        395,241
    Net loss (gain) on foreclosed
     real estate                           (2,338)        (2,739)        (2,595)
    Real estate owned expense              26,232          7,670          9,047
    Other                                 131,591        127,765        153,327
                                       -----------    -----------    -----------
          Total non-interest expense    1,010,352      1,085,596      1,521,637
                                       -----------    -----------    -----------
          Income before income taxes      473,693        426,139        103,672

INCOME TAX EXPENSE                        185,104        153,322         49,455
                                      -----------    -----------    -----------
NET INCOME                                288,589        272,817         54,217
                                      ===========    ===========    ===========
NET INCOME PER COMMON SHARE                                               $ .13
                                                                            ====

See accompanying notes to financial statements.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996


                                                                                    UNREALIZED GAIN (LOSS)
                                            ADDITIONAL UNEARNED UNEARNED           ON SECURITIES AVAILABLE-                TOTAL
                           COMMON PREFERRED  PAID-IN     ESOP     RRP    RETAINED FOR-SALE, NET OF APPLICABLE TREASURY STOCKHOLDERS'
                           STOCK    STOCK    CAPITAL    SHARES   SHARES  EARNINGS    DEFERRED INCOME TAXES     STOCK      EQUITY
                           ------ --------- ---------- -------- -------- -------- --------------------------- -------- -------------
BALANCES, September 30,
  1993                                                                  $3,456,072                                      $3,456,072
Net income                                                                 288,589                                         288,589
                           ------    ---    ---------- -------- -------- ---------          -------           --------  ----------
BALANCES, September 30,
  1994                                                                   3,744,661                                       3,744,661
Net income                                                                 272,817                                         272,817
Sale of stock              $4,591                                                                                            4,591
Contribution of additional
  paid-in capital                           $3,316,854                                                                   3,316,854
Acquisition of ESOP shares                            $(293,816)                                                          (293,816)
Allocation of earned ESOP
  shares at fair value                          12,803   29,264                                                             42,067
Change in unrealized gain
  (loss) on securities
  available-for-sale, net
  of applicable deferred
  income taxes of $44,150                                                                   $85,702                         85,702
                           ------    ---    ---------- -------- -------- ---------          -------           --------  ----------
BALANCES, September 30,
  1995                     $4,591            3,329,657 (264,552)         4,017,478           85,702                      7,172,876
Net income                                                                  54,217                                          54,217
Stock issued for adoption
  of recognition and
  retention plan              184              247,730         $(247,914)
Purchase of treasury stock                                                                                   $(641,714)   (641,714)
Retirement of treasury
  stock to be used for
  recognition and
  retention plan             (184)            (247,730)          (43,239)                                      291,153
Allocation of earned ESOP
  shares at fair value                          17,964   35,928                                                             53,892
Dividend paid                                                              (21,919)                                        (21,919)
Change in unrealized gain
  (loss) on securities
  available-for-sale, net
  of applicable deferred
  income taxes of $44,249                                                                    85,896                         85,896
                           ------    ---    ---------- -------- -------- ---------          -------           --------  ----------
BALANCES, September 30,
  1996                      4,591    -0-     3,347,621 (228,624)(291,153)4,049,776          171,598           (350,561)  6,703,248
                           ======    ===    ========== ======== ======== =========          =======           ========  ==========

 See accompanying notes to financial statements.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                                                   1994           1995          1996
                                                   ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                     $288,589       $272,817       $54,217
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Amortization of premiums and discounts
     on loans and mortgage-backed and related
     securities                                    13,751          4,359        10,534
    Stock dividend on FHLB stock                  (16,000)       (25,400)      (25,600)
    Provision for loan losses                     100,000         40,000       214,000
    Deferred loan fees                             (1,357)        (1,553)
    Depreciation of premises and equipment         27,465         24,104        31,249
    Depreciation of real estate owned               1,186
    Net loss (gain) on sale of real estate
     owned                                         (2,338)        (2,739)       (2,595)
    Net loss (gain) on sale of fixed assets                         (182)
    Allocation of ESOP shares                                     42,067        53,892
    (Increase) decrease in accrued interest
     receivable                                    23,279        (44,060)      (12,384)
    (Increase) decrease in other assets           (43,548 )       41,484       (18,880)
    Increase (decrease) in income taxes payable   (15,796)
    Increase (decrease) in deferred income taxes    2,630          7,391       (75,816)
    Increase (decrease) in accrued expenses and
     other liabilities                              2,551         25,422       305,216
                                                ---------      ---------     ---------
          Net cash provided by
           operating activities                   380,412        383,710       533,833
           --------------------                 ---------      ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loan originations net of principal
  repayments                                   (1,014,636)    (4,073,751)   (2,787,262)
  Purchases of certificates of deposit           (196,497)
  Maturities of certificates of deposit           589,111
  Purchase of investment securities
   held-to-maturity                            (1,880,234)
  Proceeds from maturities of investment
   securities held-to-maturity                  2,000,000                      500,000
  Purchases of mortgage-backed securities
   held-to-maturity                            (2,044,098)
  Principal repayments of mortgage-backed
   securities held-to-maturity                  2,432,295        703,953     1,047,072
  Purchases of mortgage-backed securities
   available-for-sale                                         (2,987,138)   (3,687,922)
  Principal repayments of mortgage-backed
   securities available-for-sale                               1,095,720     1,546,079
  Purchase of FHLB stock                          (42,600)        (4,100)      (31,100)


This statement continued on next page.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                                                   1994           1995          1996
                                                   ----           ----          ----
CASH FLOWS FROM INVESTING ACTIVITIES (Continued)
  Proceeds from sale of FHLB stock               $ 14,300       $ 23,600       $25,700
  Investment in foreclosed real estate             (7,719)                      (6,106)
  Proceeds from sale of foreclosed real
   estate                                          55,165          2,250        27,320
  Proceeds from sale of premises and
   equipment                                                         275
  Purchases of premises and equipment             (24,734)      (100,291)     (110,893)
                                                ---------      ---------     ---------
          Net cash (used) by
           investing activities                  (119,647)    (5,339,482)   (3,477,112)
           --------------------                 ---------      ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits            (368,908)       372,371    (1,156,894)
  Increase (decrease) in advances
   from FHLB                                     (148,083)     1,486,021     5,023,384
  Increase (decrease) in mortgage
   escrow funds                                   (50,166)        28,615       (14,354)
  Dividend paid                                                                (21,919)
  Purchase of treasury stock                                                  (641,714)
  Net proceeds from issuance of stock                          3,027,629
                                                ---------      ---------     ---------
          Net cash provided (used) by
           financing activities                  (567,157)     4,914,636     3,188,503
                                                ---------      ---------     ---------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                (306,392)       (41,136)      245,224
 ----------------

CASH AND CASH EQUIVALENTS, beginning of year      487,667        181,275       140,139
-------------------------                       ---------      ---------     ---------

CASH AND CASH EQUIVALENTS, end of year            181,275        140,139       385,363
-------------------------                       =========      =========     =========

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES

  Loans originated to facilitate the sale
   of real estate owned                          $190,985        $42,750       $68,580
                                                =========      =========     =========
  Loan principal reductions resulting from
   foreclosures on real estate owned              $50,932        $26,462      $147,787
                                                =========      =========     =========
  Increase in unrealized gain (loss) on
   securities available-for-sale net of
   applicable deferred income taxes                              $85,702       $85,896
                                                               =========     =========

This statement continued on next page.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996


                                                   1994           1995          1996
                                                   ----           ----          ----
SUPPLEMENTAL SCHEDULE OF NONCASH
 FINANCING ACTIVITIES
  Retirement of treasury stock used to
   fund recognition and retention plan                                        $291,153
                                                                            ==========
SUPPLEMENTAL SCHEDULE OF INTEREST AND
 TAXES PAID
  Interest paid                                $1,649,802     $1,916,017    $2,221,567
                                               ==========     ==========    ==========
  Taxes paid                                     $215,296       $145,240      $145,960
                                               ==========     ==========    ==========

See accompanying notes to financial statements.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A.    BASIS OF FINANCIAL STATEMENT PRESENTATION

            St. Landry Financial Corporation, (the "Company"), was formed in December 1994 for the purpose of acquiring all of the common stock of First Federal Savings and Loan Association of Opelousas, (the "Association"), concurrent with its conversion from mutual to stock ownership. St. Landry Financial Corporation completed its initial public stock offering of 459,093 shares of $.01 par value stock on April 5, 1995. The Company utilized one half of the net stock sale proceeds to acquire all of the common stock issued by the Association. The conversion was an internal reorganization with historical balances carried forward without adjustment.

            The financial statements included in this report reflect the consolidated financial condition and results of operations of the Company and its subsidiary for the years ended September 30, 1995 and 1996. All material intercompany balances and transactions have been eliminated in consolidation.

            The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

            Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

            A substantial portion of the Association's loans are secured by real estate in local depressed markets. In addition, foreclosed real estate is located in this same depressed market. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

            While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      B.    BUSINESS

            The Company, through its subsidiary, provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Association's primary deposit products are passbooks, money market accounts and certificates of deposit. Its primary lending products are single-family residential loans. The Company and its subsidiary are also subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

      C.  CASH EQUIVALENTS

            For purposes of reporting cash flows, cash and cash equivalents include cash, interest-bearing deposits in other institutions including certificates of deposit with original maturities of three months or less and short-term debt securities purchased with original maturities of three months or less.

            Cash and cash equivalents at September 30, included the following:

                                                       1995               1996
                                                       ----               ----
                 Cash                                $127,511           $151,081
               Interest-bearing deposits in
                  other institutions                   12,628            234,282
                                                     --------           --------
                                                      140,139            385,363
                                                     ========           ========

      D.    INVESTMENT SECURITIES

            The Association adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for the year ended September 30, 1996. Under the provisions of Statement No. 115, investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using a method that approximates the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Equity securities that are nonmarketable or that have mandatory sinking funds are carried at cost. Gains and losses on the sale of investment securities are determined using the specific identification method.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      D.    INVESTMENT SECURITIES - Continued

            The effect of this change in accounting principle was an increase of $163,550 (net of related deferred income tax expense of $84,253) in equity capital to record unrealized gain on investment securities available-for-sale. FASB 115 does not allow retroactive restatement of prior period financial statements.

            Prior to adoption of Statement No. 115, bonds, notes and debentures were carried at cost, adjusted for premiums and discounts that were recognized in interest income using the interest method, or straight-line method if not materially different, over the period to maturity.

            Equity securities that were nonmarketable or that had mandatory sinking funds were carried at cost. All other equity securities were carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses were recognized through a valuation allowance that was shown as a reduction in the carrying value of the related securities and as a corresponding reduction in stockholders' equity.

            Gains  and  losses  on  the  sale  of  investment   securities  were
            determined using the specific-identification method.

      E.    MORTGAGE-BACKED SECURITIES

            Mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in dept securities.

            Mortgage-backed securities that are held for short-term resale are classified as trading securities and carried at fair value. Mortgage-backed securities that management has the ability and intent to hold to maturity are classified as held-to- maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using a method that approximates the interest method. Other mortgage-backed securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on mortgage-backed securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Gains and losses are recognized based on the specific-identification method.

            The Association adopted Statement of Financial Accounting Standards No. 115 for the year ended September 30, 1995. The effect of this change in accounting principle was a decrease of $77,848 (net of related deferred income taxes of $40,103) in equity capital to recognize unrealized losses on mortgage-backed available-for-sale. FASB 115 does not allow retroactive restatement of prior period financial statements. Prior to adoption of Statement No. 115, investments in mortgage-backed securities were stated at cost, adjusted for amortization of premiums and accretion of fees and discount using a method that approximates level yield.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      F.    LOANS RECEIVABLE

            Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.

            Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

            Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

            The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

      G.    LOAN ORIGINATION FEES, COMMITMENT FEES, AND RELATED COSTS

            Loan fees are accounted for in accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

            The Association does not charge commitment fees.

      H.    FORECLOSED REAL ESTATE

            Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at fair value at the date of foreclosure. After foreclosure, foreclosed assets are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

      I.    PREMISES AND EQUIPMENT

            Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings and furniture, fixtures, and equipment are depreciated over their estimated useful lives using the straight-line or declining balance methods.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      J.    INCOME TAXES

            Deferred income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided for accumulated temporary differences due to basis differences for assets and liabilities for financial reporting and income tax purposes. The Association's temporary differences related primarily to differences between the basis of FHLB stock, unrealized gains and losses on available-for-sale securities, prepaid interest, and deferred loan fees, for financial and income tax reporting.

            Investment tax credits are accounted for as a reduction of income tax expense in the year taxes payable are reduced.

      K.    FAIR VALUES OF FINANCIAL INSTRUMENTS

            Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments, Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

            The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

            Investment   and   mortgage-backed   securities:   Fair  values  for
            investment and mortgage-backed securities are based on quoted market prices.

            Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      K.    FAIR VALUES OF FINANCIAL INSTRUMENTS - Continued

            Deposits: The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.

            Accrued   interest:   The  carrying   amounts  of  accrued  interest
            approximate the fair values.

            Borrowed funds: Fair values for advances from the Federal Home Loan Bank are estimated using a discounted cash flow calculation with interest rates currently offered on similar instruments.

            Advance payments by borrowers for taxes and insurance (escrows): The carrying amount of escrow accounts approximate fair value.

      L.    RECLASSIFIED ITEMS

            Certain items of the prior years have been reclassified in order to conform to the current year's presentation.

2.    INVESTMENT SECURITIES

      Securities held-to-maturity consist of the following at September 30:

                                                        1995
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      U.S. Government obligations   $1,485,983    -0-       $(9,333)  $1,476,650
                                    ==========    ===       =======   ==========


                                                       1996
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      U.S. Government obligations   $  989,595    -0-       $  (145)  $  989,450
                                    ==========    ===       =======   ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.    INVESTMENT SECURITIES (CONTINUED)

      Securities available-for-sale consist of the following at September 30:

                                                       1995
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      Equity securities             $1,415,181  $252,767    $(4,964)  $1,662,984
                                    ==========  ========    =======   ==========


                                                       1996
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      Equity securities             $1,415,181  $363,233    $(4,964)  $1,773,450
                                    ==========  ========    =======   ==========


      The   following   is  a  summary   of   maturities   of  debt   securities
      held-to-maturity at September 30, 1996:
                                                     Amortized          Fair
            Amounts maturing in:                        Cost            Value
                                                     ---------          -----
             One year or less                         $499,878        $499,295
             After one year through five years         489,717         490,155
             After five years through ten years
             After ten years
                                                      --------        --------
                                                       989,595         989,450
                                                      ========        ========

      There were no sales of investment securities during the years ended September 30, 1994, 1995, or 1996.

      No investment securities were pledged at September 30, 1996.

3.    MORTGAGED-BACKED SECURITIES

      Mortgage-backed securities held-to-maturity consist of the following at September 30:

                                                       1995
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      GNMA                          $  338,615  $14,933               $  353,548
      FHLMC                          3,105,134   27,675    $(51,364)   3,081,445
      FNMA                             452,195              (16,263)     435,932
                                    ----------  -------     -------   ----------
                                     3,895,944   42,608     (67,627)   3,870,925
                                    ==========  =======     =======   ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    MORTGAGED-BACKED SECURITIES (CONTINUED)

                                                       1996
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      GNMA                          $  273,588  $10,930               $  284,518
      FHLMC                          2,137,980    6,090    $(62,627)   2,081,443
      FNMA                             442,692              (21,381)     421,311
                                    ----------  -------     -------   ----------
                                     2,854,260   17,020     (84,008)   2,787,272
                                    ==========  =======     =======   ==========

      Mortgaged-backed securities available-for-sale consist of the following at September 30:

                                                       1995
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      GNMA                          $  670,786  $26,904               $  697,690
      FHLMC                          2,925,686            $(110,750)   2,814,936
      FNMA                           3,871,316    3,493     (37,598)   3,837,211
                                    ----------  -------     -------   ----------
                                     7,467,788   30,397    (148,348)   7,349,837
                                    ==========  =======     =======   ==========


                                                       1996
                                    --------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    --------------------------------------------
      GNMA                          $1,281,916  $19,967     $(7,144)  $1,294,739
      FHLMC                          3,552,220    1,451     (79,884)   3,473,787
      FNMA                           4,749,008    9,592     (42,254)   4,716,346
                                    ----------  -------     -------   ----------
                                     9,583,144   31,010    (129,282)   9,484,872
                                    ==========  =======     =======   ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    MORTGAGED-BACKED SECURITIES (CONTINUED)

      The amortized cost and fair value of mortgaged-backed securities at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                       Securities              Securities
                                     Held-to-Maturity      Available-for-Sale
                                   -------------------     -------------------
                                   Amortized     Fair      Amortized     Fair
      Amounts maturing in:           Cost        Value        Cost       Value
                                   ---------     -----     ---------     -----
      One year or less            $1,000,442    $997,646
         After one year through
          five years               1,631,867   1,557,506
         After five years through
          ten years                  221,951     232,120
         After ten years                                  $9,583,144  $9,484,872
                                  ----------   ---------  ----------  ----------
                                   2,854,260   2,787,272   9,583,144   9,484,872
                                  ==========   =========  ==========  ==========

      At September 30, 1996, mortgaged-backed securities with amortized cost of $6,622,997 and fair value of $6,492,077 were specifically pledged to secure a short-term advance from the Federal Home Loan Bank of Dallas.

4.  LOANS RECEIVABLE

      Loans receivable at September 30 are summarized as follows:

                                                           1995        1996
                                                           ----        ----
      First mortgage loans (principally conventional)
        Principal balance:
         Secured by one to four family residences      $34,664,343  $35,634,888
          Secured by other properties                    1,728,200    2,890,583
         Construction loans                              1,556,000    1,295,700
                                                       -----------  -----------
                                                        37,948,543   39,821,171
      Less:
         Net deferred loan fees                            (23,122)     (21,912)
         Undisbursed portion of construction loans        (884,830)    (710,612)
         Unearned discounts                                (67,632)     (71,209)
                                                       -----------  -----------
            Total first mortgage loans                  36,972,959   39,017,438

      Consumer and other loans
         Automobile loans                                               478,616
         Mobile homes                                       73,877      147,350
         Other consumer loans                               91,479       88,214
         Savings account loans                             606,440      705,412
                                                       -----------  -----------
            Total loans                                 37,744,755   40,437,030
      Less allowance for loan losses                      (389,091)    (580,358)
                                                       -----------  -----------
                                                        37,355,664   39,856,672
                                                       ===========  ===========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.    LOANS RECEIVABLE (CONTINUED)

      Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                         1994            1995           1996
                                         ----            ----           ----
      BALANCE, beginning of year       $256,487        $351,383       $389,091
      Provision charged to income       100,000          40,000        214,000
      Charge-offs, net of recoveries     (5,104)         (2,292)       (22,733)
                                       --------        --------       --------
      BALANCE, end of year              351,383         389,091        580,358
                                       ========        ========       ========

      The Association adopted Statements of Financial Accounting Standards No. 114 and No. 118 for the year ended September 30, 1996. At September 30, 1996, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $801,977. The average recorded investment in impaired loans amounted to approximately $793,815 for the year ended September 30, 1996. The allowance for loan losses related to impaired loans amounted to approximately $272,236 at September 30, 1996. Interest income on impaired loans of $58,591 was recognized for cash received during the year ended September 30, 1996.

      For the years ended September 30, 1994 and 1995 the Association had loans on which the accrual of interest had been discontinued totaling approximately $561,245 and $600,636, respectively. Had the accrual of interest not been discontinued on these loans, interest income would have increased by approximately $18,950 and $17,026 for the years ended September 30, 1994 and 1995, respectively.

      The Association is not committed to lend any additional funds on these loans.

      In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers, directors, employees and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers, at September 30, are summarized as follows:

                                         1994            1995           1996
                                         ----            ----           ----
      BALANCE, beginning of year       $398,305        $619,733       $657,198
      Origination                       405,864         119,858        273,355
      Repayments                       (184,436)        (82,393)      (102,138)
                                       --------        --------       --------
      BALANCE, end of year              619,733         657,198        828,415
                                       ========        ========       ========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable at September 30 is summarized as follows:

                                                         1995           1996
                                                         ----           ----
      Investment securities                            $33,854        $ 22,431
      Mortgage-backed securities                        78,369          87,671
      Loans receivable                                 139,758         154,263
                                                       -------         -------
                                                       251,981         264,365
                                                       =======         =======

6.    FORECLOSED REAL ESTATE

      Foreclosed real estate at September 30 is summarized as follows:

                                                         1995           1996
                                                         ----           ----
      Real estate owned at cost or fair
        value at foreclosure                           $56,320        $130,884
      Less allowance for losses                        (13,323)        (33,057)
                                                       -------         -------
                                                        42,997          97,827
                                                       =======         =======

      Set forth below is an analysis of the activity in the allowance for losses on real estate owned.

                                          1994           1995           1996
                                          ----           ----           ----
      BALANCE, beginning of year        $30,778        $11,031        $ 13,323
      Provision charged to income         2,968                          4,362
      Charge-offs, net of recoveries    (22,715)         2,292          15,372
                                        -------        -------         -------
      BALANCE, end of year               11,031         13,323          33,057
                                        =======        =======         =======

7.    PREMISES AND EQUIPMENT

      Premises and equipment at September 30 are summarized as follows:

                                                         1995           1996
                                                         ----           ----
      Cost:
        Land                                           $80,210         $80,710
        Buildings                                      576,263         640,259
        Furniture, fixtures, and equipment             234,385         269,369
                                                       -------         -------
                                                       890,858         990,338
        Less accumulated depreciation                 (365,324)       (385,160)
                                                       -------         -------
                                                       525,534         605,178
                                                       =======         =======

      Depreciation amounted to $27,465, $24,104, and $31,249 for the years ended September 30, 1994, 1995 and 1996, respectively.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.    DEPOSITS

      Deposits at September 30 are summarized as follows:

                                       1995                   1996                Weighted
                               --------------------   --------------------     Average Rate at
                                 Amount     Percent     Amount     Percent    September 30, 1996
                                 ------     -------     ------     -------    ------------------
      Money market             $7,725,451    17.90    $6,243,478    14.87            3.05
      Regular passbook          3,754,953     8.70     3,829,181     9.12            3.00
      90 day passbook             810,758     1.88       711,110     1.69            3.00
                               ----------   ------    ----------   ------
                               12,291,162    28.48    10,783,769    25.68
                               ----------   ------    ----------   ------

      Certificates of deposit:
        2.00% - 3.99%             675,197     1.57
        4.00% - 5.99%          28,356,705    65.73    28,640,490    68.22            5.19
        6.00% - 7.99%           1,819,793     4.22     2,561,704     6.10            6.14
                               ----------   ------    ----------   ------
                               30,851,695    71.52    31,202,194    74.32
                               ----------   ------    ----------   ------
                               43,142,857   100.00    41,985,963   100.00            4.72
                               ==========   ======    ==========   ======

      The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,935,480 and $5,129,340 at September 30, 1995 and 1996, respectively.

      At September 30, 1996, scheduled maturities of certificates of deposit are as follows:

                                               Year Ending September 30
                      -------------------------------------------------------------------------
                          1997         1998         1999         2000        2001    Thereafter
                          ----         ----         ----         ----        ----    ----------
      4.00% - 5.99%   $21,005,689   $5,483,800   $1,488,032   $  622,969   $40,000
      6.00% - 7.99%     1,055,935      446,577      464,168      595,024
                       ----------    ---------    ---------    ---------    ------       ---
                       22,061,624    5,930,377    1,952,200    1,217,993    40,000       -0-
                       ==========    =========    =========    =========    ======       ===

      Interest expense on deposits for the years ended September 30 is summarized as follows:

                                     1994            1995            1996
                                     ----            ----            ----
      Money market                $ 226,178       $ 208,075        $175,524
      Regular passbook              112,451         115,063          75,681
      90 day passbook                27,040          24,632          15,916
      Certificates of deposit     1,249,261       1,454,040       1,697,842
                                  ---------       ---------       ---------
                                  1,614,930       1,801,810       1,964,963
                                  =========       =========       =========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    BORROWED FUNDS

      Borrowed funds at September 30 are summarized as follows:

                                                   Rate       1995       1996
                                               -----------    ----       ----

      Advance from the Federal Home Loan Bank  5.00%-6.99% $2,537,938 $7,561,322
                                                           ---------- ----------
                                                            2,537,938  7,561,322
                                                           ========== ==========

      Scheduled maturities of the advances at September 30, 1996 are as follows:

                 October 23, 1996                          $6,300,000
                 November 3, 1997                             299,190
                 June 1, 2005                                 454,716
                 August 1, 2005                               460,184
                 March 2, 2009                                 47,232
                                                            ---------
                                                            7,561,322
                                                            =========

      Pursuant to a blanket floating lien with the Federal Home Loan Bank, the advances at September 30, 1995 and 1996 were secured by permanent mortgage loans, mortgage pool securities, and U.S. Government and agency securities. Specific mortgage-backed securities with an amortized cost of $6,622,997 and a fair value of $6,492,077 were pledged to secure the short-term advance maturing in October, 1996.

10.   FEDERAL INCOME TAXES

      Thrift institutions that meet certain tests prescribed by the Internal Revenue Code are allowed a bad debt deduction for federal income tax purposes based on either a percentage of taxable income (8 percent for years beginning in 1987 and thereafter) or the Thrift's loss experience. The Association uses the method which produces the larger deduction to determine its provision for federal income tax. For the years ended September 30, 1994 and 1995, the Association used its loss experience, and the percentage-of-taxable income method, respectively. The Association anticipates using the experience method for the year ended September 30, 1996.

      As  a  result  of   legislation   enacted  on  September  30,  1996,   the
      percentage-of-taxable income method of computing bad debts has been repealed for tax years beginning after December 31, 1995.

      Consolidated income tax expense for the years ended September 30 is summarized as follows:

                              1994             1995              1996
                              ----             ----              ----
      Federal:
        Current             $182,474         $145,931          $125,271
        Deferred               2,630            7,391           (75,816)
                            --------         --------          --------
                             185,104          153,322            49,455
                            ========         ========          ========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.   FEDERAL INCOME TAXES (CONTINUED)

      Total income tax expense differed from the amounts computed by applying the U.S. federal tax rates of 34 percent for the years ended September 30, 1994, 1995 and 1996, to income before income taxes as a result of the following:

                                                  1994        1995       1996
                                                  ----        ----       ----
      Federal taxes at statutory rates          $161,056    $144,887    $35,248
       Tax effects of
        Provisions for losses on loans and real
         estate owned                             43,717      13,600     72,760
      Bad debt deduction                         (19,246)    (11,928)   (87,642)
        Other                                       (423)      6,763     29,089
                                                --------    --------    -------
      Income tax expense                         185,104     153,322     49,455
                                                ========    ========    =======

      Deferred tax liabilities have been provided for taxable temporary differences related to FHLB stock dividends, recapture of bad debt reserves and unrealized gains on available-for- sale securities. Deferred tax assets have been provided for deductible temporary differences related to the federal insurance premium, prepaid interest and deferred loan fees. The net deferred tax liability in the accompanying statements of financial condition include the following components:

                                                       1995              1996
                                                       ----              ----
      Deferred tax liabilities                       $(79,842)        $(150,317)
      Deferred tax assets                              11,148           113,190
                                                     --------         ---------
           Net deferred tax liability                 (68,694)          (37,127)
                                                     ========         =========

      Retained earnings at September 30, 1995 and 1996, include approximately $1,022,113 and $965,154, respectively, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income-tax rate. The unrecorded deferred income-tax liability on the above amounts was approximately $347,518 and $328,152, at September 30, 1995 and 1996, respectively.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   RETIREMENT PLAN

      All eligible employees of the Association are covered by a defined benefit, multiemployer pension plan, "The Financial Institutions Retirement Fund," a tax-qualified pension trust. Employers participating in a multiemployer plan are required to recognize as net pension cost the required contribution for the period and shall recognize as a liability any contributions due and unpaid. As of and for the years ended September 30, 1994, 1995 and 1996, the Association was in an overfunded position and was not required to make any contributions. The Association will continue to use its excess designated "Future Employer Contribution Offset" to absorb future contribution requirements. Administrative fees paid to the fund for the years ended September 30, 1994, 1995 and 1996, amounted to $1,685, $840 and $740, respectively.

      In January of 1994, the Association established a noncontributory 401(k) plan for all eligible employees. Administrative fees paid related to this plan amounted to $1,259, $2,239 and $2,143 for the years ended September 30, 1994, 1995 and 1996, respectively. Employees participating in the plan are allowed to contribute from 2 percent to 15 percent of their annual salary.

12.   EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

      The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP). The plan covers full time, salaried employees of the Association who have obtained age 21. All full time, salaried employees become eligible to participate on the "entity date" after they complete 12 consecutive months of service, provided they complete 1,000 hours during those 12 consecutive months. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees based on compensation. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $60,629 for the year ended September 30, 1996.

      ESOP shares were as follows at September 30:

                                                       1995              1996
                                                       ----              ----
           Allocated shares                            3,658             8,149
           Unreleased shares                          33,069            28,578
                                                      ------            ------
              Total ESOP shares                       36,727            36,727
                                                      ======            ======
           Fair value of unreleased shares at
             September 30                           $380,294          $342,936
                                                    ========          ========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.   OTHER EMPLOYEE BENEFIT PLANS

      The Company's Board of Directors adopted a Stock Option and Incentive Plan
      (SOP) and a Recognition and Retention Plan (RRP), which were approved by the shareholders at the annual meeting held in January, 1996. The SOP and RRP are administered by a committee of directors of the Company. Under the terms of the stock option plan, stock options representing an aggregate of up to 10 percent of the shares of common stock outstanding after conversion may be granted to directors and officers of the holding company or its subsidiary. The exercise price of stock options granted under the stock option plan is required to be at least equal to the fair market value per share of the stock on the date of grant. Pursuant to the terms of the RRP, restricted stock awards covering shares representing an aggregate of up to 4 percent of the shares of common stock outstanding after completion of the conversion may be granted to directors and executive officers of the holding company. The SOP is to be funded by the issuance of authorized but unissued shares of the holding company stock, which will result in the dilution of existing stockholders' ownership interest. The RRP has been funded through the issuance of authorized but unissued stock and the subsequent purchase and retirement of treasury stock of an equal number of shares resulting in no dilution of existing stockholders' ownership interest. The unallocated RRP shares are reported as a contra-equity account in the consolidated statement of financial condition. There were no options granted under either plan for the year ended September 30, 1996.

14. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT (FIRREA) OF 1989

      FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

      The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator, the Office of Thrift Supervision (OTS), or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT (FIRREA) OF 1989 (CONTINUED)

      FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

      The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum 4 percent core/leverage capital ratio, a minimum 4 percent tier 1 risk-based ratio, and a minimum 8 percent total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2 percent or less. The ability to include qualifying supervisory goodwill for purposes of the core/leverage capital requirements was phased out January 1, 1996, and the ability to include investments in impermissible activities in core/leverage capital and tangible capital was phased out July 1, 1995.

      At September 30, 1996, the Association was considered to be "well capitalized."

      The following table sets out the Associations's various regulatory capital categories at September 30, 1996:

                            Required     Actual                  Required      Actual
                              Ratio      Ratio       Excess      $ Amount     $ Amount      Excess
                            --------     ------      ------      --------     --------      ------
      Tangible capital         1.50%       9.73%      8.23%      $850,368    $5,513,410   $4,663,042
      Core capital             3.00%       9.73%      6.73%     1,700,735     5,513,410    3,812,675
      Risk based capital       8.00%      19.14%     11.14%     2,448,860     5,860,304    3,411,444

15.   COMMITMENTS AND CONTINGENCIES

      In the ordinary course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial statements. The principal commitments of the Association are as follows:

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

      At September 30, the Association had the following loan commitments:

                                                      1995             1996
                                                      ----             ----
      Variable rate first mortgage loans           $ 957,375         $177,800
      Fixed rate first mortgage loans                164,860          443,700
                                                   ---------          -------
            Total loan commitments                 1,122,235          621,500
                                                   =========          =======

      The Association does not charge commitment fees.

      Unused lines-of-credit amounted to $250,000 and $250,000 at September 30, 1995 and 1996, respectively.

16.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of instruments.

      The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit or standby letters of credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                 Contract or
                                                               Notional Amount
                                                               ---------------
        Financial instruments the contract amounts of which represent credit risk:

          Commitments to extend credit                             $621,500
                                                                   ========
          Standby letters of credit                                $250,000
                                                                   ========

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments may possibly expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral usually consists of a first mortgage on the underlying properties.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

      Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements and are secured by first mortgages on the underlying properties. All letters of credit are required to be renewed annually, if applicable. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

17.   OTHER NON-INTEREST INCOME AND EXPENSE

      Other non-interest income and expense amounts are summarized as follows for the years ended September 30:
                                                   1994        1995        1996
                                                   ----        ----        ----
      Other non-interest income:
        Miscellaneous                             $  418      $  722      $1,362
                                                  ======      ======      ======
      Other non-interest expense:
        Expense account of officers, employees,
          and directors                           $4,961      $4,460      $6,611
        Food service expense                       4,788       5,926       5,461
        Stationery and printing                   19,279      20,320      22,034
        Telephone                                 11,834      12,968      12,521
        Postage and express                       14,772      15,860      15,874
        Insurance and surety bond premiums        29,366      27,172      24,038
        Supervisory examinations                  16,538      16,658      19,904
        Organizational dues and subscriptions     17,138      16,155      15,730
        Loan expense                               6,848         907       2,579
        Service charges                            5,195       6,008       7,952
        Franchise taxes                                                   16,094
        Other                                        872       1,331       4,529
                                                 -------     -------     -------
                                                 131,591     127,765     153,327
                                                 =======     =======     =======

18.   CONCENTRATIONS OF CREDIT

      The majority of the Association's loans and its standby letters of credit have been granted to customers in the Association's market area, which is primarily St. Landry Parish, Louisiana. The Parish is largely a rural area and relies heavily on the agricultural and oil industries. The concentrations of credit by type of loan are set forth in the note on loans receivable presented earlier in this report. The Association as a matter of policy does not extend credit to any one borrower or group of related borrowers in excess of its legal lending limit.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



19.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected quarterly financial data are presented below by quarter for the years ended September 30, 1995 and 1996.

                                                      1995
                                ------------------------------------------------
                                December 31, March 31,   June 30,  September 30,
                                   1994        1995        1995        1995
                                ------------ ---------   --------  -------------
      Total interest income       $790,970    $834,056   $849,567    $926,426
      Total interest expense      (445,757)   (471,943)  (464,013)   (515,060)
                                  --------    --------   --------    --------
        Net interest income        345,213     362,113    385,554     411,366
        Provision for loan losses   15,000      10,000      5,000      10,000
                                  --------    --------   --------    --------
        Net interest income
          after provision for
          loan losses              330,213     352,113    380,554     401,366
      Total non-interest income     13,533      13,122     13,588       7,246
      Total non-interest expense  (271,952)   (248,708)  (253,648)   (311,288)
                                  --------    --------   --------    --------
         Income before income
           taxes                    71,794     116,527    140,494      97,324
      Income tax expense           (26,000)    (41,000)   (34,000)    (52,322)
                                  --------    --------   --------    --------
         Net income                 45,794      75,527    106,494      45,002
                                  ========    ========   ========    ========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                      1996
                                ------------------------------------------------
                                December 31, March 31,   June 30,  September 30,
                                   1995        1996        1996        1996
                                ------------ ---------   --------  -------------
      Total interest income       $976,766    $995,428 $1,024,118  $1,019,482
      Total interest expense      (535,508)   (543,919)  (560,906)   (582,753)
                                  --------    --------   --------    --------
        Net interest income        441,258     451,509    463,212     436,729
        Provision for loan losses   20,000       5,000                189,000
                                  --------    --------   --------    --------
        Net interest income
          after provision for
          loan losses              421,258     446,509    463,212     247,729
      Total non-interest income     10,841       9,487     12,590      13,683
      Total non-interest expense  (294,742)   (320,697)  (284,812)   (621,386)
                                  --------    --------   --------    --------
         Income before income
           taxes                   137,357     135,299    190,990    (359,974)
      Income tax expense            40,000      55,000     73,000    (118,545)
                                  --------    --------   --------    --------
         Net income                 97,357      80,299    117,990    (241,429)
                                  ========    ========   ========    ========
         Net income per common
          share                       $.23        $.19       $.29       $(.58)
                                      ====        ====       ====       =====

20.   EARNINGS PER SHARE

      Earnings per share are calculated based upon the weighted average number of shares of outstanding common and common equivalent shares during the period subsequent to the Association's conversion to a stock association on April 5, 1995. Net income per share information for the year ended September 30, 1995 is not considered meaningful, and therefore, has not been presented. Net income per share is based on $413,568 weighted average number of shares outstanding, adjusted for unallocated RRP and ESOP shares, for the year ended September 30, 1996.

21.   PLAN OF CONVERSION

      As discussed in Note 1, the Company was formed in December, 1994, pursuant to a plan of conversion adopted by the Board of Directors of the Association on August 25, 1994. Conversion proceeds amounted to $3,027,629, net of $351,299 of conversion costs.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


21.   PLAN OF CONVERSION (CONTINUED)

      For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association, at the time of conversion, established a liquidation account in the amount of $3,744,661 which was equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

      Present regulations provide that the Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the Office of Thrift Supervision, or other applicable regulations.

22.   PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

      Condensed financial information of St. Landry Financial Corporation is as follows:

                             Condensed Balance Sheet
                                  September 30,

                  Assets                           1995              1996
                  ------                           ----              ----
      Cash and cash equivalents                 $1,382,081        $  789,307
      Investment in subsidiary                   5,495,875         5,685,008
      Note receivable - First Federal              293,816           235,053
      Accrued interest receivable - ESOP loan       11,268
                                                ----------        ----------
         Total assets                            7,183,040         6,709,368

      Liabilities and Stockholders' Equity

      Liabilities                               $   10,164        $    6,120

      Stockholders' Equity                       7,172,876         6,703,248
                                                ----------        ----------
         Total liabilities and stockholders'
               equity                            7,183,040         6,709,368
                                                ==========        ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


22.   PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

                          Condensed Statement of Income
                          -----------------------------

                                                    April 5, 1995
                                                         Thru
                                                  September 30, 1995     1996
                                                  ------------------     ----
      Interest income
        Interest on savings account                    $25,116          $39,198
      Interest on ESOP loan                             11,268           20,507
                                                     ---------        ---------
              Total interest income                     36,384           59,705

      Expenses                                          11,719           52,325
                                                     ---------        ---------
      Income Before Income Tax and Undistributed
       Earnings of Subsidiary                           24,665            7,380
      Income Tax Expense                                 8,386            2,509
                                                     ---------        ---------
      Income Before Undistributed Earnings of
       Subsidiary                                       16,279            4,871
      Undistributed Earnings of Subsidiary             135,217           49,346
                                                     ---------        ---------
              Net income                               151,496           54,217
                                                     =========        =========

                        Condensed Statement of Cash Flows
                        ---------------------------------

      Cash Flows from Operating Activities
        Net income                                    $151,496          $54,217
        Adjustments to reconcile net income to net
         cash provided by operating activities:
           Undistributed earnings of subsidiary       (135,217)         (49,346)
            (Increase) decrease in accrued interest
              receivable - First Federal               (11,268)          11,268
           Increase (decrease) in due to
              First Federal                             10,164           (4,044)
                                                     ---------        ---------
              Net cash provided by operating
                activities                              15,175           12,095
                                                     ---------        ---------
      Cash Flows from Investing Activities
        ESOP loan origination (repayment)             (293,816)          58,764
        Purchase of subsidiary stock                (1,660,723)
                                                     ---------        ---------
            Net cash provided (used) by
                   investing activities             (1,954,539)          58,764
                                                     ---------        ---------
      Cash Flows from Financing Activities
        Net proceeds from issuance of stock          3,321,445
        Dividend paid                                                   (21,919)
        Purchase of treasury stock                                     (641,714)
                                                     ---------        ---------
                Net cash provided (used) by
                financing activities                 3,321,445         (663,633)
                                                     ---------        ---------
                Net increase (decrease) in cash and
                cash equivalents                     1,382,081         (592,774)

                Cash and cash equivalents at
                beginning of period                                   1,382,081
                                                     ---------        ---------
                Cash and cash equivalents at end
                of period                            1,382,081          789,307
                                                     =========        =========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


22.   PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)


                  Condensed Statement of Cash Flows (Continued)
                  ---------------------------------------------


                                                    April 5, 1995
                                                         Thru
                                                  September 30, 1995     1996
                                                  ------------------     ----
      Supplemental Schedule of Income Taxes Paid
        Income taxes paid                                  -0-           $8,386
                                                     =========        =========
      Supplemental Schedule of Noncash Investing and
       Financing Activities

        Retirement of treasury stock to be used for
          recognition and retention plan                               $291,153
                                                                      =========
        Stock issued for recognition and retention
          plan                                                         $291,153
                                                                      =========
        Allocation of unearned ESOP shares at
          fair value                                   $42,067          $53,892
                                                     =========        =========
        Total increase in unrealized gain (loss) on
          available-for-sale securities               $129,852         $130,145
                                                     =========        =========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


23.   FAIR VALUES OF FINANCIAL INSTRUMENTS

      The estimated fair values of the Company's financial instruments are as follows:

                                                       September 30, 1996
                                                 -----------------------------
                                                 Carrying               Fair
                                                  Amount                Value
                                                 --------               -----
      Financial assets:
         Cash and cash equivalents               $385,363              $385,363

         Investment securities
           Held-to-maturity                       989,595               989,450
           Available-for-sale                   1,773,450             1,773,450

         Mortgage-backed securities
           Held-to-maturity                     2,854,260             2,787,272
           Available-for-sale                   9,484,872             9,484,872

         Loans receivable, net                 39,856,672            39,326,909

         Accrued interest receivable              264,365               264,365

      Financial liabilities:

         Deposits                              41,985,962            42,252,383

         Borrowed funds                         7,561,322             7,524,383

         Advances by borrowers for taxes
            and insurance                          92,468                92,468

        Accrued interest payable                   11,336                11,336

      The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Association's financial instruments with off-balance-sheet risk are disclosed in Note 16. It is not practicable to estimate the fair value of Federal Home Loan Bank (FHLB) stock because it is not marketable. The carrying amount of that investment is reported in the consolidated statements of financial condition.

                             STOCKHOLDER INFORMATION


Corporate Office                                     Annual Meeting

459 East Landry Street              The Annual Meeting of Stockholders will be
Opelousas, Louisiana 70570          held at 2:30 p.m., Opelousas, Louisiana time
(318) 942-5748                      on January 28, 1997, at the Company's office
                                    located at 459 East Landry Street,
                                    Opelousas, Louisiana.

Annual Report on Form 10-KSB                 Registrar/Transfer Agent

A copy of St. Landry Financial Corporation's Communications regarding change of
Annual Report on Form 10-KSB as filed with   address, transfer of stock and lost
the Securities and Exchange Commission may   certificates should be sent to:
be obtained without charge upon written request
to H. Andrew Myers, Jr., St. Landry Financial      American Securities Transfer,
Corporation, 459 East Landry Street, Opelousas,       Incorporated
Louisiana  70570.                                  1825 Lawrence Street
                                                      Denver Colorado  80202

Local Counsel                       Special Counsel

Young, Hoychick and Aguillard       Silver, Freedman & Taff, L.L.P.
P.O. Box 341                        1100 New York Avenue, N.W.
Eunice, Louisiana  70535            Washington, D.C.  20005

                                    Accountants

Morgan J. Goudeau, III              John S. Dowling & Company
A Professional Law Corporation      Interstate-49 South
P.O. Box 1419                       P.O. Box 433
Opelousas, Louisiana 70571          Opelousas, Louisiana  70571

Common Stock

There is no established market in which the Company's Common Stock is regularly traded, nor any uniformly quoted price for such shares. At September 30, 1996, the Company had 111 holders of record of its Common Stock.

Dividends

The Company paid a cash dividend of $.05 per share, on June 17, 1996 to stockholders as of May 31, 1996. The Board of Directors may consider the payment of future cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, First Federal Savings and Loan Association of Opelousas, which are subject to regulations and the Association's continued compliance with all regulatory capital requirements.

                        ST. LANDRY FINANCIAL CORPORATION
                                       and
                   FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION



         Directors


Wayne McKinnon Gilmore                Martin A. Roy, Jr.
Chairman of the Board,                President, Roy Motors
President and Chief Execu-
tive Officer of the Company           Marvin J. Schwartzenburg
and the Association                   Administrator, Bayon Vista Manor

H. Andrew Myers, Jr.
Executive Vice President              Randy C. Tomlinson
of the Company and                    President, Magic Wand South
the Association
                                      Robert L. Wolfe, Jr.
H. Kent Aguillard                     President, Morgan Goudeau & Associates,
Partner, law firm                     Inc., a civil engineering corporation

Anna Lee O. Dunbar
Retired from the                               Executive Officers
Association

Lynette Young Feucht                  Wayne McKinnon Gilmore
City Court Judge                      Chairman of the Board, President and Chief
                                      Executive Officer
Patrick Fontenot
Executive Vice President,             H. Andrew Myers, Jr.
Williams-Progressive Life             Executive Vice President
Insurance Co.
                                      Kathryn F. Chelette
Simon Howard Fournier                 Controller
Employed by St. Landry
Parish Assessor's Office

Morgan J. Goudeau, III
District Attorney