Form 10KSB, Exhibit 13
period 1997-09-30
ST LANDRY FINANCIAL CORP
filed 1997-12-29
CIK 933981

EXHIBIT 13

                                   ST. LANDRY
                              FINANCIAL CORPORATION


























                               Annual Report 1997

                        St. Landry Financial Corporation





                   TABLE OF CONTENTS

Letter to Stockholders...........................  2

Selected Financial Information...................  3

Management's Discussion and Analysis ............  5

Independent Auditors' Report..................... 18

Consolidated Financial Statements................ 19

Stockholder Information.......................... 54

Board of Directors and Executive Officers ....... 55



                                             FINANCIAL HIGHLIGHTS

                                              September 30, 1997
                                              ------------------
                                             (Dollars in Thousands)
                              Total Loans.............................. $42,193
                              Mortgage-Backed Securities...............  14,113
                              Investment Securities....................   3,590
                                Total Assets...........................  61,816

                              Deposits.................................  43,578
                              Borrowings...............................  10,825

                              Net Income...............................     303

                              Stockholders' Equity.....................   6,854
                              Stockholders' Equity as a Percent
                                 of Assets.............................    11.1%

                        ST. LANDRY FINANCIAL CORPORATION
                               Post Office Box 72
                         Opelousas, Louisiana 70571-0072
                      Phone: 318-942-5748 Fax: 318-948-1563



To Our Stockholders:

         We are pleased to present the year end report of St. Landry Financial Corporation, (the "Company") for the fiscal year ended September 30, 1997. On behalf of our Board of Directors, Officers, and Staff, thank you for being a stockholder.

         The mission of First Federal Savings and Loan Association of Opelousas (the "Association"), the wholly owned subsidiary of the Company, is to give the people of South Central Louisiana a safe place to invest their funds and an affordable place to finance their homes. Both of these areas have shown growth in 1997.

         The Association continues to look for ways to enhance our growth. We expect to open a branch office in the Eunice, Louisiana area in the early part of 1998. We have been a major home lender in this area and we feel that the time is right to make this move because of the renewed activity in the oil industry.

         The increase in net income over the past years is due to the improvement in the local economy. The overall improvement in the oil industry and in farm production are the most significant contributors to the economic improvement. The forecast for the future is good.

         On behalf of the Board of Directors, thank you for your support and your investment in St. Landry Financial Corporation.


Sincerely,

/s/ Wayne Mck. Gilmore

Wayne Mck. Gilmore
President

                         SELECTED FINANCIAL INFORMATION


         The  following  financial  data does not purport to be complete  and is
qualified  in  its  entirety  by  reference  to  the  more  detailed   financial
information contained elsewhere herein.

                                                                September 30,
                                           -----------------------------------------------------
                                               1993       1994       1995      1996      1997
                                           ---------- ---------- ---------- --------- ----------
                                                              (In Thousands)
Selected Financial Condition Data:
Total assets...............................  $48,102    $47,812    $53,206   $56,857   $61,816
Loans receivable, net......................   32,244     33,303     37,356    39,857    42,193
Mortgage-backed securities.................   10,586     10,186     11,246    12,339    14,113
Investment securities......................    3,385      3,305      3,562     3,207     3,590
Deposits...................................   43,139     42,770     43,143    41,986    43,578
Total borrowings...........................    1,200      1,052      2,538     7,561    10,825
Stockholders' equity.......................    3,456      3,745      7,173     6,703     6,854

                                                         Year Ended September 30,
                                           ------------------------------------------------------
                                                1993      1994        1995      1996      1997
                                           ----------- ----------- --------- --------- ----------
                                                              (In Thousands)
Selected Operations Data:
Total interest income...................... $  3,560   $  3,182     $3,401   $ 4,016   $ 4,297
Total interest expense.....................    1,700      1,642      1,897     2,223     2,552
                                            --------   --------   --------   -------   -------
Net interest income........................    1,860      1,541      1,504     1,793     1,745
Provision for loan losses..................       58        100         40       214         5
                                            --------   --------   --------   -------   -------
Net interest income after provision
 for loan losses...........................    1,802      1,441      1,464     1,579     1,740

Service charges and other fees.............       20         25         24        23        25
Gain (loss) on sales of loans, mortgage-
 backed securities and investment
 securities................................      ---        ---        ---       ---        (1)
Other non-interest income..................       25         18         23        24        22
                                            --------   --------   --------   -------   -------
Total non-interest income..................       45         43         47        47        46
Total non-interest expense.................      973      1,010      1,085     1,522     1,317
                                            --------   --------   --------   -------    ------
Income before taxes and extraordinary
 item......................................      874        474        426       104       469
Income tax provision.......................      288        185        153        50       166
                                            --------   --------   --------   -------   -------
     Net income............................ $    586   $    289   $    273   $    54   $   303
                                            ========   ========   ========   =======   =======


                                                                Year Ended September 30,
                                                   ----------------------------------------------------------------
                                                       1993          1994        1995          1996         1997
                                                   ----------- ------------- ------------ ------------- -----------
Selected Financial Ratios and Other
 Data:
Performance Ratios:
  Return on assets (ratio of net income
   to average total assets)................            1.22%          .60%        .54%          .10%         .52%
  Return on equity (ratio of net
   income to average equity)...............           18.52          8.02        5.00           .78         4.48
  Interest rate spread information:
   Average during period...................            3.80          3.05        2.57          2.74         2.56
   End of period...........................            3.52          2.80        2.63          2.58         2.40
  Net interest margin(1)...................            3.97          3.28        3.04          3.33         3.04
  Ratio of operating expense to average
   total assets............................            2.03          2.11        2.15          2.77         2.26
  Ratio of average interest-earning
   assets to average interest-bearing
   liabilities.............................          105.54        106.86      109.95        114.19       110.72

Asset Quality Ratios:
 Non-performing assets to total assets
  at end of period.........................            1.38          1.32        1.23          1.64         1.61
 Allowance for loan losses to non-
  performing loans.........................           38.63         55.78       59.30         62.20        55.96
 Allowance for loan losses to loans
  receivable, net..........................             .80          1.05        1.04          1.46         1.32

Capital Ratios:
 Equity to total assets at end of period...            7.18          7.83       13.48         11.79        11.09
 Average equity to average assets..........            6.59          7.51       10.81         12.61        11.59

Other Data:
 Number of full-service offices............               1             1           1             1            1


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

Forward-Looking Statement

         When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Condition

         The Company's total assets were $56.9 million at September 30, 1996 as compared to $61.8 million at September 30, 1997. The increase of $4.9 million was primarily due to an increase in loans receivable and mortgage-backed securities. Borrowings from the Federal Home Loan Bank were used to fund these loan originations and purchases of adjustable rate mortgage-backed securities.

         Net loans receivable increased by $2.2 million to $42.2 million at September 30, 1997 from $40.0 million at September 30, 1996. The increase was due to an increase in originations of loans with fixed and adjustable rates of interest, and a decrease in principal repayments. Federal Home Loan Bank advances were used to fund these loan originations. Non-performing assets increased to $994,000 or 1.61% of total assets at September 30, 1997, from $933,000 or 1.64% of total assets at September 30, 1996. The increase was a result of a $69,000 increase in non-accruing loans, and a decrease of $8,000 in foreclosed assets. At September 30, 1997, the Company had 21 one-to four-family loans, 12 automobile loans and seven unsecured loans which were in a non-accruing status.

         Total investments increased by $383,000 from $3.2 million at September 30, 1996 to $3.6 million at September 30, 1997. The increase was caused primarily by the purchase of $598,000 in investments securities and the acquisition of $105,000 of stock in the Federal Home Loan Bank of Dallas, partially offset by the maturity of $500,000 in debt securities.

         The Company also experienced a $1.8 million increase in mortgage-backed securities during fiscal 1997. Mortgage-backed securities in the amount of $4.4 million were purchased during the fiscal year. These purchases were partially funded with lower rate Federal Home Loan Bank advances. The acquisitions were partially offset by principal repayments.

         Deposits increased by $1.6 million from September 30, 1996 to September 30, 1997, an increase of 3.8%.

         Federal Home Loan Bank advances increased by $3.3 million. Borrowing proceeds were used to fund a portion of loan originations. Advances were also used to supplement the purchase of adjustable rate mortgage-backed securities.

         Total stockholders' equity increased by $151,000 from $6.7 million at September 30, 1996 to $6.9 million at September 30, 1997. Stockholder's equity increased due to an increase in retained earnings of $303,000, an increase in after tax net unrealized gain on securities available for sale of $174,000 and a reduction in unearned ESOP and RRP shares of $118,000 due to the vesting and allocation of shares to employees and directors. The increase was partially offset by repurchases of Company stock placed in treasury totalling $406,000 and $38,000 in payment of two cash dividends.

Asset/Liability Management

         Financial institutions and their holding companies, like the Company, are subject to interest rate risk to the extent that their interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than their interest-earning assets. Management of the Company believes it is critical to manage the relationship between interest rates and the effect on the Association's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Association's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Beginning July 1, 1994, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk based capital requirement. The amount of that deduction is one-half of the difference between
(a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. The change indicated for September 30, 1997 exceeds the 2% norm. As a result, the Association would be required to make a deduction from total capital in calculating its risk-based capital requirement had this rule been applicable to it. However, because the Association has total assets of less than $300 million and risk-based capital in excess of 12%, the Association is exempt from this rule.

         Presented below, as of September 30, 1997, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points and compared to Board policy limits and in accordance with OTS regulations. Such limits have been established with consideration of the dollar impact of various rate changes and the Association's strong capital position. As illustrated in the table, NPV is more sensitive to and may be negatively impacted by rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Association does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Association's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

                                September 30, 1997
                     ---------------------------------------
     Change in
   Interest Rate           $ Change            % Change
   (Basis Points)           in NPV              in NPV
-------------------- -------------------- ------------------
                   (Dollars in Thousands)
                     -------------------- ------------------
       +300                  -2414               -34%
       +200                  -1369               -19%
       +100                   -541                -8%
        -0-
       -100                    255                +4%
       -200                    404                +6%
       -300                    668               +10%

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

         The Company seeks to maximize net interest income by attempting to achieve a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Company's policies are designed to reduce the impact of changes in interest rates on its net interest income by maintaining a favorable match between the maturities or repricing dates of its interest-earning assets and interest-bearing liabilities. In implementing these policies, the Company has increased its loans receivable from $35.4 million at September 30, 1992 to $42.2 million at September 30, 1997, an increase of 19%. During 1994, the Company expanded its consumer loan portfolio to service existing customers. During 1995, the Association purchased automobile loans which are being serviced by a third party. Consumer loans are originated with shorter terms and at higher interest rates than one- to four-family residential loans and offer the Company the ability to improve asset/liability management. However, consumer loans may entail greater credit risk than residential mortgage loans, therefore, no assurance can be made that delinquencies will not increase in the future.

         During the period from September 30, 1992 to September 30, 1997, the Company also increased its mortgage-backed securities from $10.8 million to $14.1 million. The composition of mortgage-backed securities consisted of fixed rate and adjustable rate securities backed by FHLMC, Federal National Mortgage Association and Government National Mortgage Association. Interest rate risk is inherent in holding any debt security. As interest rates rise the value of the security declines and conversely as interest rates decline values rise. All of the adjustable rate mortgage-backed securities in the portfolio are tied to the Eleventh District Cost of Funds Index or the One Year Constant Maturity Treasury Index, and all are considered available for sale.

         Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. If interest rates continue to increase, the rates paid on liabilities will generally be expected to increase at a faster pace than the rates charged on assets, due to the nature of the timing of their repricing. In such an event, the Company's interest rate spread will narrow. A narrowing of the Company's interest rate spread may have the effect of reducing net interest income in future periods.

                                                                           Year Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                        1995                          1996                         1997
                                          ------------------------------ ----------------------------- -----------------------------
                                            Average   Interest            Average   Interest            Average   Interest
                                          Outstanding  Earned/          Outstanding  Earned/          Outstanding  Earned/
                                            Balance     Paid  Yield/Rate  Balance     Paid  Yield/Rate  Balance     Paid  Yield/Rate
                                          ---------- -------- ---------- ---------- ------- ---------- ---------- ------- ----------
                                                                       (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1).....................  $35,970    $ 2,599    7.23%    $39,186  $ 3,088     7.88%    $41,299    $3,271    7.92%
Mortgage-backed securities...............    9,947        597    6.00      11,774      738     6.26      12,812       826    6.45
 Investment securities...................    3,075        180    5.85       2,787      164     5.88       2,724       172    6.31
 FHLB stock..............................      413         26    6.30         444       26     5.86         477        28    5.87
                                         ---------   --------          ---------- --------           ---------- ---------
  Total interest-earning assets(1).......  $49,405      3,402    6.89     $54,191    4,016     7.41     $57,312    $4,297    7.49
                                           =======    -------             =======   ------              =======    ======

Interest-Bearing Liabilities:
 Savings deposits........................  $12,982        427    3.04     $11,596      267     2.30     $10,760   $   303    2.82
 Certificate accounts....................   30,363      1,375    4.53      31,052    1,698     5.46      32,766     1,788    5.46
 Borrowings..............................    1,591         95    5.97       4,809      258     5.36       8,239       461    5.60
                                         ---------  ---------           --------- --------            ---------  --------    ----
  Total interest-bearing liabilities.....  $44,936      1,897    4.22     $47,457    2,223     4.68     $51,765     2,552    4.93
                                           =======   --------             =======  -------              =======   -------
Net interest income......................            $  1,505                      $ 1,793                         $1,745
                                                     ========                      =======                         ======
Net interest rate spread.................                        2.67%                         2.73%                         2.56%
                                                                 ====                          ====                          ====
Net earning assets....................... $  4,469                       $  6,734                      $  5,547
                                          ========                       ========                      ========
Net yield on average interest-earning
 assets..................................                        3.05%                         3.31%                         3.04%
                                                                 ====                          ====                          ====
Average interest-earning assets to
 average interest-bearing liabilities....              109.95x                      114.19x                        110.72x
                                                       ======                       ======                         ======

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

                                                                    Year Ended September 30,
                                    -----------------------------------------------------------------------------------------
                                                     1995 vs. 1996                              1996 vs. 1997
                                    -------------------------------------------  --------------------------------------------
                                                  Increase                                Increase
                                                 (Decrease)                              (Decrease)
                                                   Due to              Total               Due to               Total
                                           --------------------      Increase       -------------------        Increase
                                           Volume          Rate     (Decrease)      Volume         Rate       (Decrease)
                                           ------          ----     ----------      ------         ----       ----------
                                                                 (Dollars in Thousands)
Interest-earning assets:
 Loans receivable...................    $     246      $    243    $     489         $ 167        $  16         $ 183
 Mortgage-backed securities.........          146            (5)         141            66           22            88
 Investment securities..............          (15)           (2)         (17)           (4)          12             8
 Other..............................            2           ---            2             2          ---             2
                                      -----------    ----------   ----------       -------      -------       -------
  Total interest-earning
   assets...........................    $     379      $    236          615         $ 231        $  50           281
                                        =========      ========    ---------         =====        =====         -----
Interest-bearing liabilities:
 Savings deposits...................    $     (80)     $     --          (80)        $ (19)       $  60            41
 Borrowings.........................          173           (10)         163           184           11           195
 Certificate accounts...............          114           129          243            93          ---            93
                                        ---------      --------    ---------         -----      -------        ------
   Total interest-bearing
    liabilities.....................    $     207      $    119          326         $ 258        $  71           329
                                        =========      ========    ---------          ====        =====         -----
Net interest income.................                               $     289                                    $ (48)
                                                                   =========                                    =====

Interest Rate Spread

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.


                                                             At September 30,
                                                         ---------------------
                                                         1995    1996     1997
                                                         ----    ----     ----
Weighted average yield on:
 Loans receivable......................................  7.26%   7.94%    8.01%
 Mortgage-backed securities............................  6.09    6.64     6.78
 Investment securities.................................  5.25    5.23     5.34
 Other interest-earning assets.........................  5.94    5.82     6.19
   Combined weighted average yield on
    interest-earning assets............................  7.22    7.58     7.59


Weighted average rate paid on:
 Savings deposits......................................  3.04    3.04     3.04
 Certificate accounts..................................  4.80    5.27     5.54
 Borrowings............................................  6.06    5.73     5.59
   Combined weighted average rate paid on
    interest-bearing liabilities.......................  4.60    4.85     5.03

Spread.................................................  2.63    2.73     2.56


Comparison of Operating Results For The Three Years Ended September 30, 1997

         General. The Company had net income totalling $273,000, $54,000 and $303,000, respectively, for the years ended September 30, 1995, 1996 and 1997. Net income for the year ended September 30, 1997 increased by $249,000 from fiscal 1996. The increase was primarily a result of a decrease in non-interest expense of $205,000 due to a one-time special FDIC assessment in fiscal 1996 and a decrease of $209,000 in the provision for loan losses. The decrease in expenses was partially offset by a decrease in net interest income of $48,000 and an increase in income tax expense of $116,000.

         Net income for the year ended September 30, 1996 declined $219,000 from fiscal 1995. The decrease in fiscal year 1996 was primarily the result of a special FDIC assessment of $295,000, an increase in the provision for loan losses of $174,000 and non-interest expense of $141,000. The increased expenses were partially offset by increased net interest income of $289,000 and decreased income tax expense of $103,000.

         Net Interest Income. The Company's net income is dependent upon net interest income. Net interest income is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. During the year ended September 30, 1996, the Company experienced an increase in net interest income of $289,000, or 19%. Net interest income decreased during the year ended September 30, 1997 by $48,000, or 3%.

         Economic and competitive factors influence interest rates, as well as loan demand and savings activity. To the extent that interest-bearing liabilities mature or reprice at different intervals from interest-earning assets, interest rate risk also has an effect on the net interest income of the Company.

         The Company's ability to attract and retain deposits has been and continues to be significantly affected by the rates paid on such deposits. Management believes the rates paid on such deposits are currently competitive with the rates paid on similar products offered by other institutions in the Company's market area, as a result, total deposits increased from $42.0 million at September 30, 1996 to $43.6 million at September 30, 1997. The Company's ability to attract and retain such deposits will continue to be significantly affected by market conditions. At times the Company may be required to utilize alternative and potentially higher cost funding sources which may result in a decrease in net interest income.

         Total interest income was $4.3 million for the fiscal year ended September 30, 1997. This was an increase of $281,000 or 7% over the previous year. The increase in interest income was a direct result of an increase in average interest-earning assets for the year ended September 30, 1997. In conjunction with the increase in interest income, however, interest expense also increased. Interest expense increased by $329,000 for the year ended September 30, 1997 from the prior year. Average interest-bearing liabilities increased for the year ended September 30, 1997 in order to fund the increase in assets. Average interest-bearing liabilities increased primarily as a result of an increase in Federal Home Loan Bank advances, and these borrowings were generally at higher rates of interest than deposit accounts.

          For the fiscal year 1997, the Company's interest rate spread showed a moderate decline and its interest margin narrowed to 3.05% during the 1997 fiscal year because the Company's yield on assets inclined at a slower pace than its cost of funds. During this period of rising rates the yields on assets were slow to increase due to the lag in adjustment periods on such assets as a result of an increase in market rates of interest, while the cost of funds were increasing.

         Provision for Loan Losses. For the fiscal year ended September 30, 1997, the Company recorded a provision for loan losses of $5,000, as compared to $214,000 for fiscal 1996 and to $40,000 for fiscal 1995. At September 30, 1997, the Company's allowance for loan losses totaled $556,000, which was 1.32% of total loans and 55.9% of non-performing assets, as compared to 1.46% and 62.2%, respectively, at September 30, 1996 and to 1.04% and 59.3%, respectively, at September 30, 1995. The Company's ratio of net charge-offs to average loans outstanding during the years ended September 30, 1995, 1996 and 1997 were 0.00%, 0.01% and 0.01%, respectively and its ratio of net charge-offs to average non-performing assets during the same periods were 0.34%, 2.44% and 2.92%, respectively. The allowance for loan losses is established based on management's evaluation of the risk inherent in its loan activity. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. See Note 4 of the Notes to Consolidated Financial Statements.

         The increases in the provision for loan losses in fiscal years 1996 and 1997 reflected, among other things, the increase in the Company's commercial real estate portfolio, the decrease in consumer loans (predominantly loans on used automobiles purchased from a loan broker which initially retained servicing rights) and the overall increase in the total loan portfolio into different types of lending which generally involve increased risk from that of one- to four-family residential lending, the increased level of the Company's problem loans and their estimated value, and the levels of the allowance for loan losses established by the Company's peers in assessing the adequacy of the loan loss allowance. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Non-Interest Income. Late charges and insurance commissions are the focus of non-interest income for the Company. Non-interest income totaled $46,000 for the fiscal year ended September 30, 1997, as compared to $47,000 for fiscal 1996 and $47,000 for fiscal 1995. Due to the Company's size, its ability to increase non-interest income in the future may continue to be limited.

         Non-Interest Expense. Non-interest expense totaled $1.3 million for the fiscal year ended September 30, 1997 as compared to $1.5 million and $1.1 million for each of the fiscal years ended September 30, 1996 and 1995. This $205,000, or 13%, decrease in fiscal 1997 was mainly the result of a $295,000 one-time special assessment required by legislation enacted on September 30, 1996. The federal legislation, which affects all savings associations nationwide, was designed to recapitalize the Savings Association Insurance Fund of the FDIC. As of October 1, 1996, deposit insurance premiums for highly rated institutions have been eliminated. However, the Board will continue to be subject to a 6.5 cents per $100 of deposit assessment to fund repayment of the FICO obligations. Compensation and benefit expenses increased due to the Company's Recognition and Retention Plan and normal increases in salaries in recent periods.

         Provision for Income Taxes. The Company's income tax expense for the fiscal year ended September 30, 1997 was $166,000 as compared to $50,000 for the previous year end, and $153,000 for fiscal 1995. The increase in taxes from fiscal 1996 to fiscal 1997 was due to an increase in pre-tax income. The decrease in taxes from fiscal 1995 to fiscal 1996 was the result of the decrease in pre-tax income. Pre-tax income was $426,000, $104,000 and $469,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

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

         Federal regulations have required the Association to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and, as of September 30, 1997, was 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and other securities and obligations generally having remaining maturities of less than five years. The Association's most liquid assets are cash and cash equivalents, short-term investments and mortgage-backed and related securities. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. The low level of liquid investments has required the Association to utilize FHLB advances in order to meet liquidity needs. At September 30, 1997, 1996 and 1995, liquidity eligible assets totalled $2.6 million, $3.6 million and $4.8 million, respectively. At those same dates, the Association's liquidity ratios were 5.2%, 6.5% and 10.6%, respectively, all in excess of the 5% minimum regulatory requirement.

         The Company uses its liquid resources principally to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity and to meet operating expenses. At September 30, 1997, the Company had outstanding commitments to extend credit which amounted to $900,000. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

         At September 30, 1997, the Company had $26.4 million in certificates of deposit due within one year and $9.3 million in other deposits without specific maturity. Based on past experience, management expects that most of the deposits will be retained or replaced by new deposits.

         The primary investment activities of the Company are the origination of one- to four-family, commercial real estate, one- to four-family construction, and consumer loans, and the purchase of investment and mortgage-backed securities. During the years ended September 30, 1997, 1996 and 1995, the Company originated loans totalling $8.2 million, $8.7 million and $9.4 million, respectively. During those same periods, the Company purchased investment and mortgage-backed securities totalling $4.4 million, $3.3 million and $3.0 million, respectively. These activities were funded primarily by deposits, principal repayments on loans and investments and mortgage-backed securities, and FHLB advances. The Company increased its purchases of mortgage-backed securities as part of its asset/liability management strategy, even though the demand for new loans increased. To the extent such loan demand continues, this would be expected to have a positive effect on the Company's results of operations. Management expects loan demand to be negatively effected, however, if interest rates rise, which would require management to again seek alternative sources of investment (such as mortgage-backed securities) which could adversely effect the Company's interest rate spreads.

         At September 30, 1997, the  Association  exceeded all of its regulatory
capital   requirements.   The  following  table  sets  forth  the  Association's
compliance with its capital requirements at September 30, 1997.


                                                  At September 30, 1997
                                               -----------------------------
                                               Amount             Percent(1)
                                               ------             ----------
                                                 (Dollars in Thousands)
                                                       (Unaudited)
Tangible Capital:
   Capital level.......................        $5,648                9.20%
   Requirement.........................           921                1.50
                                             --------                ----
   Excess..............................         4,727                7.70

Core Capital:
   Capital level.......................         5,648                9.20
   Requirement.........................         1,842                3.00
                                              -------                ----
   Excess..............................         3,806                6.20

Current Risk-Based Capital:
   Capital level.......................         6,016               17.95
   Requirement.........................         2,682                8.00
                                              -------              ------
   Excess..............................         3,334                9.95%


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

Impact of New Accounting Pronouncements

          In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting For Mortgage Servicing Rights (SFAS 122)". SFAS 122 amends SFAS 65 to require mortgage banking enterprises to recognize as separate assets rights to service mortgage loans for others, however those mortgage servicing rights are acquired. SFAS 122 also requires that mortgage banking enterprises assess the impairment of capitalized mortgage servicing rights based on the fair value of those rights on a desegregated basis with the impairment recognized through a valuation allowance. SFAS 122 is effective for fiscal years beginning after December 15, 1995 and applies prospectively to retained servicing rights including purchases prior to the adoption of the statement. The Association adopted SFAS 122, in the fiscal year beginning October 1, 1996, however, since the Company has not sold loans, the Company does not anticipate any impact on its operations or financial position from its implementation.

          In December 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting For Stock Based Compensation Plans (SFAS 123)". SFAS 123 allows a company the option of continuing to follow existing accounting principles for employee stock option plans or to adopt the new principles set forth. Generally, existing accounting principles do not require a company to record compensation expense as long as it issues stock options with an exercise price equal to the existing market price of the stock at the grant date. The new accounting principles set forth in SFAS 123 would require a company to record compensation expense regardless of the exercise price at the grant date. If a company chooses to continue to apply existing accounting principles, it will have to include detailed disclosures of the effect on net income had it followed the new accounting principles set forth in SFAS 123. The Company will continue to follow existing accounting principles and accordingly, will include the detailed disclosures required by SFAS 123 in its annual report for the year ending September 30, 1998.

          In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS 125"). The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. SFAS 125 also supersedes Statement of Financial Accounting Standards 122, "Accounting for Mortgage Servicing Rights."

          Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. Statement of Financial Accounting Standards 127, "Deferral of the Effective Date of Certain Provisions of Financial Accounting Standards Board No.125," was issued in December, 1996 and deferred application of many of the provisions of SFAS 125 until December 31, 1997.

          Management believes adoption of SFAS 125 will not have a material effect on financial position and the results of operations.

                   [LETTERHEAD OF JOHN S. DOWLING & COMPANY]




                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
St. Landry Financial Corporation and Subsidiary
Opelousas, Louisiana


We have audited the accompanying consolidated statements of financial condition of St. Landry Financial Corporation and its wholly owned subsidiary, First Federal Savings and Loan Association as of September 30, 1996 and 1997, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Landry Financial Corporation and Subsidiary as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

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



/s/ John S. Dowling & Company
-----------------------------
Opelousas, Louisiana
November 14, 1997

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           SEPTEMBER 30, 1996 AND 1997





         ASSETS                                             1996          1997
         ------                                             ----          ----
Cash and equivalents ...............................   $   385,363   $   780,554
Time deposits ......................................                      94,641
Investment securities
   Securities held-to-maturity, (fair value
    of $989,450 in 1996 and $994,875 in 1997) ......       989,595       993,483
   Securities available-for-sale, at fair value ....     1,773,450     1,952,316

Mortgage-backed securities
   Securities held-to-maturity (fair value of
    $2,787,272 in 1996 and $1,573,271 in 1997) .....     2,854,260     1,607,964
   Securities available-for-sale, at fair value ....     9,484,872    12,505,148

Loans receivable, net ..............................    39,856,672    42,192,721
Accrued interest receivable ........................       264,365       309,728
Foreclosed real estate, net ........................        97,827        84,919
Premises and equipment, net ........................       605,178       647,901
Investment required by law - Stock in Federal
   Home Loan Bank, at cost .........................       444,300       549,100
Other assets .......................................       100,774        97,208
                                                       -----------   -----------
     Total assets ..................................    56,856,656    61,815,683
                                                       ===========   ===========

  See accompanying notes to financial statements.

    LIABILITIES AND STOCKHOLDERS' EQUITY                1996            1997
    ------------------------------------                ----            ----
Deposits .......................................   $ 41,985,963    $ 43,577,912
Borrowed funds .................................      7,561,322      10,825,154
Advances by borrowers for taxes and insurance ..         92,468          84,727
Federal income taxes
 Currently payable
 Deferred payable ..............................         37,127         226,948
Accrued expenses and other liabilities .........        476,528         247,101
                                                   ------------    ------------
 Total liabilities .............................     50,153,408      54,961,842
                                                   ------------    ------------
   STOCKHOLDERS' EQUITY
   --------------------

Common stock $.01 par value, 1,500,000 shares
 authorized; 459,093 shares issued .............          4,591           4,591

Preferred stock, $.01 par value,
 500,000 shares authorized; 0 shares issued

Additional paid in capital .....................      3,347,621       3,369,740
Treasury stock, at cost; 22,955 and
 49,670 shares at September 30, 1996 and
 1997, respectively ............................       (350,561)       (757,199)

Unearned ESOP shares ...........................       (228,624)       (194,288)

Unearned RRP shares ............................       (291,153)       (230,027)

Retained earnings, substantially restricted ....      4,049,776       4,315,189

Unrealized gain on securities available-
 for-sale net of applicable deferred
 income taxes ..................................        171,598         345,835
                                                   ------------    ------------
 Total stockholders' equity ....................      6,703,248       6,853,841
                                                   ------------    ------------
 Total liabilities and stockholders'
  equity .......................................     56,856,656      61,815,683
                                                   ============    ============

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997


                                          1995           1996           1997
                                          ----           ----           ----
INTEREST INCOME
 Loans receivable
  First mortgage loans ............   $ 2,556,966    $ 2,946,211    $ 3,159,307
  Savings account loans ...........        30,930         41,996         43,205
  Consumer loans ..................        10,643         99,796         68,089
 Investment securities ............       205,679        190,065        200,607
 Mortgage-backed securities .......       596,801        737,726        825,627
                                      -----------    -----------    -----------
    Total interest income .........     3,401,019      4,015,794      4,296,835
                                      -----------    -----------    -----------

INTEREST EXPENSE
 Deposits .........................     1,801,810      1,964,963      2,090,890
 Borrowed funds ...................        94,963        258,123        461,420
                                      -----------    -----------    -----------
   Total interest expense .........     1,896,773      2,223,086      2,552,310
                                      -----------    -----------    -----------
   Net interest income ............     1,504,246      1,792,708      1,744,525

PROVISION FOR LOAN LOSSES .........        40,000        214,000          5,000
                                      -----------    -----------    -----------
   Net interest income after
     provision for loan losses ....     1,464,246      1,578,708      1,739,525
                                      -----------    -----------    -----------

NON-INTEREST INCOME
 Service charges and other fees ...        23,847         23,253         22,786
 Insurance commissions ............        22,920         21,986         22,535
 Other ............................           722          1,362          2,225
                                      -----------    -----------    -----------
    Total non-interest income .....        47,489         46,601         47,546
                                      -----------    -----------    -----------

NON-INTEREST EXPENSE
 General and administrative
  Compensation and benefits .......       655,165        724,526        791,383
  Occupancy and equipment .........       120,585        123,883        142,711
  Marketing and other services ....        77,603        118,208        117,811
  Deposit insurance premium .......        99,547        395,241         40,138
  Net loss (gain) on foreclosed
   real estate ....................        (2,739)        (2,595)        (3,506)
  Real estate owned expense .......         7,670          9,047         (1,779)
  Loss on sale of investments .....                                       1,037
  Other ...........................       127,765        153,327        229,930
                                      -----------    -----------    -----------
    Total non-interest expense ....     1,085,596      1,521,637      1,317,725
                                      -----------    -----------    -----------
    Income before income taxes ....       426,139        103,672        469,346
INCOME TAX EXPENSE ................       153,322         49,455        165,958
                                      -----------    -----------    -----------
NET INCOME ........................       272,817         54,217        303,388
                                      ===========    ===========    ===========
NET INCOME PER COMMON SHARE .......                  $       .13    $       .80
                                                     ===========    ===========


See accompanying notes to financial statements.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                                                                  UNREALIZED
                                                                                                                  GAIN (LOSS)
                                                                                                                 ON SECURITIES
                                                                                                                 AVAILABLE-FOR-
                                                                                                                 SALE, NET OF
                                                             ADDITIONAL    UNEARNED      UNEARNED                 APPLICABLE
                                        COMMON    PREFERRED   PAID-IN        ESOP          RRP       RETAINED      DEFERRED
                                        STOCK      STOCK      CAPITAL       SHARES        SHARES     EARNINGS     INCOME TAXES
                                        -----      -----      -------       ------        ------     --------     ------------
BALANCES, September 30, 1994 .......                                                                $3,744,661
  Net income .......................                                                                   272,817
  Sale of stock ....................   $4,591
  Contribution of additional
   paid-in capital .................                        $3,316,854
  Acquisition of ESOP shares .......                                      $(293,816)
  Allocation of earned ESOP
   shares at fair value ............                            12,803       29,264
  Change in unrealized gain
   (Loss) on securities available
   for-sale, net of applicable
   deferred income taxes of $44,150                                                                                 $ 85,702
                                        -----     ----       ---------      -------      --------    ---------       -------
BALANCES, September 30, 1995 .......    4,591                3,329,657     (264,552)                 4,017,478        85,702
  Net income .......................                                                                    54,217
  Stock issued for adoption of
   recognition and retention plan ..      184                  247,730                  $(247,914)
  Purchase of treasury stock .......
  Retirement of treasury stock
   to be used for recognition and
   retention plan ..................     (184)                (247,730)                   (43,239)
  Allocation of earned ESOP shares
   at fair value ...................                            17,964       35,928
  Dividend paid ....................                                                                   (21,919)
  Change in unrealized gain (Loss)
   on securities available-for-
   sale, net of applicable deferred
   income taxes of $44,249 .........                                                                                   85,896
                                        -----       ----     ---------      -------       -------    ---------        -------
BALANCES, September 30, 1996 .......    4,591        -0-     3,347,621     (228,624)     (291,153)   4,049,776        171,598
  Net income .......................                                                                   303,388
  Purchase of treasury stock
  Allocation of earned RRP shares ..                            (7,925)                    61,126
  Allocation of earned ESOP shares
   at fair value ...................                            30,044       34,336
  Dividend paid ....................                                                                   (37,975)
  change in unrealized gain (Loss)
   on securities avaitabLe-for-sale,
   net of applicable deferred income
   taxes of $89,758 ................                                                                                  174,237
                                        -----       ----     ---------      -------       -------    ---------        -------
BALANCES, September 30, 1997 .......    4,591        -0-     3,369,740     (194,288)     (230,027)   4,315,189        345,835
                                        =====       ====     =========      =======       =======    =========        =======

                                                                   TOTAL
                                                  TREASURY     STOCKHOLDERS'
                                                    STOCK          EQUITY
                                                    -----          ------
BALANCES, September 30, 1994 .................                 $ 3,744,661
  Net income .................................                     272,817
  Sale of stock ..............................                       4,591
  Contribution of additional
   paid-in capital ...........................                   3,316,854
  Acquisition of ESOP shares .................                    (293,816)
  Allocation of earned ESOP
   shares at fair value ......................                      42,067
  Change in unrealized gain
   (Loss) on securities available
   for-sale, net of applicable
   deferred income taxes of $44,150 ..........                      85,702
                                                    -------      ---------
BALANCES, September 30, 1995 .................                   7,172,876
  Net income .................................                      54,217
  Stock issued for adoption of
   recognition and retention plan ............
  Purchase of treasury stock .................    $(641,714)      (641,714)
  Retirement of treasury stock
   to be used for recognition and
   retention plan ............................      291,153
  Allocation of earned ESOP shares
   at fair value .............................                      53,892
  Dividend paid ..............................                     (21,919)
  Change in unrealized gain (Loss)
   on securities available-for-
   sale, net of applicable deferred
   income taxes of $44,249 ...................                      85,896
                                                    -------      ---------
BALANCES, September 30, 1996 .................     (350,561)     6,703,248
  Net income .................................                     303,388
  Purchase of treasury stock .................     (406,638)      (406,638)
  Allocation of earned RRP shares ............                      53,201
  Allocation of earned ESOP shares
   at fair value .............................                      64,380
  Dividend paid ..............................                     (37,975)
  change in unrealized gain (Loss)
   on securities avaitabLe-for-sale,
   net of applicable deferred income
   taxes of $89,758 ..........................                     174,237
                                                    -------      ---------
BALANCES, September 30, 1997 .................     (757,199)     6,853,841
                                                    =======      =========


See accompanying notes to financial statements.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                      1995           1996         1997
                                                      ----           ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...................................   $   272,817    $    54,217    $   303,388
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
 Amortization of premiums and discounts
  on loans and mortgage-backed and related
  securities .................................         4,359         10,534          9,583
 Stock dividend on FHLB stock ................       (25,400)       (25,600)       (27,700)
 Provision for loan losses ...................        40,000        214,000          5,000
 Deferred loan fees ..........................        (1,553)                           91
 Depreciation of premises and equipment ......        24,104         31,249         40,768
 Net loss (gain) on sale of real estate
  owned ......................................        (2,739)        (2,595)        (3,505)
 Loss on sale of mortgage-backed securities
  available-for-sale .........................                                       1,037
 Net loss (gain) on sale of fixed assets .....          (182)
 Allocation of ESOP shares ...................        42,067         53,892         64,380
 Allocation of RRP shares ....................                                      53,201
 (Increase) decrease in accrued interest
  receivable .................................       (44,060)       (12,384)       (45,363)
 (Increase) decrease in other assets .........        41,484        (18,880)         3,566
 Increase (decrease) in deferred income taxes.         7,391        (75,816)       100,063
 Increase (decrease) in accrued expenses and
  other liabilities ..........................        25,422        305,216       (225,232)
                                                 -----------    -----------    -----------
     Net cash provided by operating activities       383,710        533,833        279,277
                                                 -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations net of principal
  repayments .................................    (4,073,751)    (2,787,262)    (2,311,249)
Purchases of certificates of deposit .........                                     (94,186)
Purchase of investment securities
  held-to-maturity ...........................                                    (500,625)
Proceeds from maturities of investment
  securities held-to-maturity ................                      500,000        500,000
Principal repayments of mortgage-backed
  securities held-to-maturity ................       703,953      1,047,072      1,253,057
Purchases of mortgage-backed securities
  available-for-sale .........................    (2,987,138)    (3,687,922)    (4,419,078)
Proceeds from sale and principal
  repayments of mortgage-backed
  securities available-for-sale ..............     1,095,720      1,546,079      1,449,897
Purchase of FHLB stock .......................        (4,100)       (31,100)       (97,000)


This statement continued on next page.

                 ST. LANDRY FIVANGIAL GORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997


                                                        1995             1996            1997
                                                        ----             ----            ----
CASH FLOWS FROM INVESTING ACTIVITIES (Continued)
  Proceeds from sale of FHLB stock .............   $    23,600      $    25,700    $    19,900
  Investment in foreclosed real estate .........                         (6,106)        (7,988)
  Proceeds from sale of foreclosed real estate .         2,250           27,320          3,250
  Proceeds from sale of premises and equipment .           275
  Purchases of premises and equipment ..........      (100,291)        (110,893)       (83,491)
                                                   -----------      -----------    -----------
       Net cash (used) by
        investing activities ...................    (5,339,482)      (3,477,112)    (4,287,513)
                                                   -----------      -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits...........       372,371       (1,156,894)     1,591,949
  Increase (decrease) in advances
   from FHLB....................................     1,486,021        5,023,384      3,263,832
  Increase (decrease) in mortgage
   escrow funds.................................        28,615          (14,354)        (7,741)
  Dividend paid ................................                        (21,919)       (37,975)
  Purchase of treasury stock ...................                       (641,714)      (406,638)
  Net proceeds from issuance of stock ..........     3,027,629
                                                     ---------      -----------    -----------
       Net cash provided by
        financing activities ...................     4,914,636        3,188,503      4,403,427
                                                   -----------      -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..............................       (41,136)         245,224        395,191
CASH AND CASH EQUIVALENTS, beginning of year ...       181,275          140,139        385,363
                                                   -----------      -----------    -----------
CASH AND CASH EQUIVALENTS, end of year .........       140,139          385,363        780,554
                                                   ===========      ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES
 Loans originated to facilitate the sale
  of real estate owned .........................   $    42,750      $    68,580    $    29,250
                                                   ===========      ===========    ===========
 Loan principal reductions resulting from
  foreclosures on real estate owned ............   $    26,462      $   147,787    $    16,951
                                                   ===========      ===========    ===========
 Increase in unrealized gain (loss) on
  securities available-for-sale net of
  applicable deferred income taxes .............   $    85,702      $    85,896    $   174,237
                                                   ===========      ===========    ===========


This statement continued on next page.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997



                                               1995          1996        1997
                                               ----          ----        ----
 SUPPLEMENTAL SCHEDULE OF NONCASH
  FINANCING ACTIVITIES
Retirement of treasury stock used to
fund recognition and retention plan .....                $  291,153
                                                         ==========
 SUPPLEMENTAL SCHEDULE OF INTEREST AND
  TAXES PAID
    Interest paid .......................   $1,916,017   $2,221,567   $2,526,466
                                            ==========   ==========   ==========
    Taxes paid ..........................   $  145,240   $  145,960   $   88,276
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

          The financial statements included in this report reflect the consolidated financial condition and results of operations of the Company and its subsidiary for the years ended September 30, 1996 and 1997. All material intercompany balances and transactions have been eliminated in consolidation.

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

          While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amount of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's estimated losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible Cannot be estimated.

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

     C.   CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash, interest-bearing deposits in other institutions including certificates of deposit with original maturities of throe months or less and short-term debt securities purchased with original maturities of three months or less.

          Cash and cash equivalents at September 30, included the following:


                                                    1996             1997
                                                    ----             ----
               Cash .........................     $151,081         $200,020
               Interest-bearing deposits in
                 other institutions .........      234,282          580,534
                                                   -------          -------
                                                   385,363          780,554
                                                   =======          =======

     D.   INVESTMENT SECURITIES

          The Association adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for the year ended September 30, 1995. Under the provisions of Statement No. 115, investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using a method that approximates the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Equity securities that are nonmarketable or that have mandatory sinking funds are carried at cost. Gains and losses on the sale of investment securities are determined using the specific identification method.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     D.   INVESTMENT SECURITIES - Continued

          The effect of this change in accounting principle in the fiscal year ended September 30, 1995 was an increase of $163,550 (net of related deferred income tax expense of $84,253) in equity capital to record unrealized gain on investment securities available-for-sale. FASB 115 does not allow retroactive restatement of prior period financial statements.

     E.   MORTGAGE-BACKED SECURITIES

          Mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities.

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

     H.   FORECLOSED REAL ESTATE

          Real estate and other assets acquired in settlement of loans are recorded at the balance of the loan or at estimated fair value minus estimated costs to sell, whichever is less, at the date acquired, plus capital improvements made thereafter to facilitate sale. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs of holding real estate acquired in settlement of loans are shown as charges against income currency.

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

     K.   FAIR VALUES OF FINANCIAL INSTRUMENTS

          Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments, Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

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

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected prepayments, loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

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

     L.   EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

          In October, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 123, Accounting for Stock-Based Compensation. The statement establishes a fair value based method of accounting for stock-based compensation plans. it encourages entities to adopt that method in place of the provisions of Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer if the employer incurs liabilities to employees in amounts based on the price of its stock. The Company will continue using the accounting methods prescribed by APB Opinion 25 and will disclose in the footnotes information on a fair value basis for its stock-based compensation plans.

          In June 1996, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. SFAS 125 also supersedes SFAS 122, Accounting for Mortgage Servicing Rights.

                 ST. LANDRY FINANCIAL CORPORATIQN AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTILiG POLICIES (CONTINUED)

     L.   EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS - Continued

          Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December, 1996 and deferred application of many of the provisions of SFAS 125 until after December 31, 1997.

          Management believes adoption of SFAS 125 will not have a material effect on financial position and the results of operations.

     M.   RECIASSIFIED ITEMS

          Certain items of the prior years have been reclassified in order to conform to the current year's presentation.

2. INVESTMENT SECURITIES

     Securities held-to-maturity consist of the following at September 30:

                                                     1996
                                 -----------------------------------------------
                                               Gross        Gross
                                 Amortized  Unrealized    Unrealized     Fair
                                   Cost        Gains        Losses      Value
                                   ----        -----        ------      -----
U.S. Government and
  agency securities ..........   $989,595     $ -0-         $(145)   $ 989,450
                                  =======      =====        ======    =========

                                                    1997
                                 -----------------------------------------------
                                               Gross        Gross
                                 Amortized  Unrealized    Unrealized     Fair
                                   Cost        Gains        Losses      Value
                                   ----        -----        ------      -----
U.S. Government and
  agency securities ..........   $993,483     $1,910        $(518)   $ 994,875
                                  =======      =====        ======    =========

                 ST. LADRY FINANCIAL CORPORATIQN AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. INVESTMENT SECURITIES (CONTINUED)

     Securities available-for-sale consist of the following at September 30:

                                                1996
                        ------------------------------------------------------
                                         Gross        Gross
                        Amortized     Unrealized     Unrealized       Fair
                          Cost          Gains         Losses          Value
                          ----          -----         ------          -----
Equity securities....  $1,415,181      $363,233      $(4,964)       $1,773,450

                                                1997
                       -------------------------------------------------------
                                        Gross         Gross
                       Amortized      Unrealized     Unrealized       Fair
                          Cost          Gains         Losses          Value
                          ----          -----         ------          -----
Equity securities....  $1,415,181      $537,135         -0-         $1,952,316

     The   following   is  a   summary   of   maturities   of  debt   securities
     held-to-maturity at September 30, 1997:



                                                    Amortized       Fair
                                                      Cost          Value
                                                      ----          -----
         Amounts maturing in:
          One year or less......................... $500,519       $500,000
          After one year through five years........  492,964        494,875
          After five years through ten years.......
          After ten years..........................
                                                     -------        -------
                                                     993,483        994,875

     There were no sales of investment securities during the years ended September 30, 1995, 1996, or 1997.

     Investment securities with an amortized cost of $492, 964 and a fair value of $494,875 were pledged as security against Federal Home Loan Bank advances at September 30, 1997.

3. MORTGAGED-BACKED SECURITIES

     Mortgage-backed securities held-to-maturity consist of the following at September 30:

                                                 1996
                      ----------------------------------------------------------
                                        Gross            Gross
                      Amortized       Unrealized       Unrealized         Fair
                        Cost            Gains            Losses           Value
                        ----            -----            ------           -----
GNMA .........     $   273,588     $    10,930                        $  284,518
FHLMC ........       2,137,980           6,090      $   (62,627)       2,081,443
FNMA .........         442,692                          (21,381)         421,311
                     ---------          ------           ------        ---------
                     2,854,260          17,020          (84,008)       2,787,272
                     =========          ======          =======        =========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. MORTGAGED-BACKED SECURITIES (CONTINUED)


                                               1997
                      ----------------------------------------------------------
                                        Gross           Gross
                      Amortized       Unrealized      Unrealized          Fair
                        Cost            Gains           Losses           Value
                        ----            -----           ------           -----
GNMA .........      $  219,653      $   10,264                        $  229,917
FHLMC ........         967,396                       $  (36,283)         931,113
FNMA .........         420,915                           (8,674)         412,241
                    ----------      ----------       ----------       ----------
                     1,607,964          10,264          (44,957)       1,573,271
                    ==========      ==========       ==========       ==========

     Mortgaged-backed securities available-for-sale consist of the following at September 30:

                                                1996
                     -----------------------------------------------------------
                                       Gross            Gross
                     Amortized       Unrealized       Unrealized        Fair
                       Cost            Gains            Losses          Value
                       ----            -----            ------          -----
GNMA .........     $ 1,281,916     $    19,967      $    (7,144)     $ 1,294,739
FHLMC ........       3,552,220           1,451          (79,884)       3,473,787
FNMA .........       4,749,008           9,592          (42,254)       4,716,346
                   -----------     -----------      -----------      -----------
                     9,583,144          31,010         (129,282)       9,484,872
                   ===========     ===========      ===========      ===========

                                                1997
                     -----------------------------------------------------------
                                       Gross            Gross
                     Amortized       Unrealized       Unrealized        Fair
                       Cost            Gains            Losses          Value
                       ----            -----            ------          -----
GNMA .........    $  1,175,437    $     26,911     $       (735)    $  1,201,613
FHLMC ........       5,434,818          18,764          (63,321)       5,390,261
FNMA .........       5,908,036          29,597          (24,359)       5,913,274
                  ------------    ------------     ------------     ------------
                    12,518,291          75,272          (88,415)      12,505,148
                  ============    ============     ============     ============

     For the year ended September 30, 1997, the Association had gross proceeds from the sale of mortgaged- backed securities available-for- sale of $303,223. Gross realized losses on these sales were $1,037. There were no realized gains.

                  ST. LANDRY FINANCIAL CORPORATION AND SUBSIDI
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. MORTGAGED-BACKED SECURITIES (CONTINUED)

     The amortized cost and fair value of mortgaged-backed securities at SeptemberN30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                    Securities              Securities
                                Held-to-Maturity         Available-for-Sale
                             -----------------------    ------------------------
                             Amortized      Fair        Amortized       Fair
                               Cost         Value         Cost          Value
                             ---------      -----       ---------       -----
Amounts maturing in:
One year or less .......   $   663,034   $   638,261
After one year through
 five years ............       761,980       742,756
After five years through
 ten years .............       182,950       192,254   $   174,274   $   174,800
After ten years ........                                12,344,017    12,330,348
                           -----------   -----------   -----------   -----------
                             1,607,964     1,573,271    12,518,291    12,505,148
                           ===========   ===========   ===========   ===========

     At September 30, 1997, mortgaged-backed securities with amortized cost of $9,887,837 and fair value of $9,831,531 were specifically pledged to secure advances from the Federal Home Loan Bank of Dallas.

4. LOANS RECEIVABLE

     Loans receivable at September 30 are summarized as follows:


                                                        1996            1997
                                                        ----            ----
First mortgage loans (principally conventional)
 Principal balance:
  Secured by one to four family residences .....   $ 35,782,238    $ 38,076,106
  Secured by other properties ..................      2,890,583       3,414,547
  Construction loans ...........................      1,295,700         309,300
                                                   ------------    ------------
                                                     39,968,521      41,799,953
Less:
 Net deferred loan fees ........................        (21,912)        (22,003)
 Undisbursed portion of construction loans .....       (710,612)        (79,682)
 Unearned discounts ............................        (71,209)        (63,424)
                                                   ------------    ------------
   Total first mortgage loans ..................     39,164,788      41,634,844
Consumer and other loans
 Automobile loans ..............................        478,616         363,998
 Other consumer loans ..........................         88,214          97,675
 Savings account loans .........................        705,412         652,533
                                                   ------------    ------------
   Total loans .................................     40,437,030      42,749,050
Less allowance for loan losses .................       (580,358)       (556,329)
                                                   ------------    ------------

                                                     39,856,672      42,192,721
                                                     ==========       ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS RECEIVABLE (CONTINUED)

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                             1995          1996          1997
                                             ----          ----          ----
BALANCE, beginning of year ...........    $ 351,383     $ 389,091     $ 580,358
Provision charged to income ..........       40,000       214,000         5,000
Charge-offs, net of recoveries .......       (2,292)      (22,733)      (29,028)
                                          ---------     ---------     ---------
BALANCE, end of year .................      389,091       580,358       556,330
                                          =========     =========     =========

     The Association adopted Statements of Financial Accounting Standards No. 114 and No. 118 for the year ended September 30, 1996. At September 30, 1996 and 1997, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $801,977 and $830,447. The average recorded investment in impaired loans amounted to approximately $793,815 and $816,212 for the years ended September 30, 1996 and 1997, respectively. The allowance for loan losses related to impaired loans amounted to approximately $272,236 and $251,068 at September 30, 1996 and 1997, respectively. Interest income on impaired loans of $58,591 and $35,845 was recognized for cash received during the years ended September 30, 1996 and 1997, respectively.

     For the year ended September 30, 1995 the Association had loans on which the accrual of interest had been discontinued totaling approximately $600,636. Had the accrual of interest not been discontinued on these loans, interest income would have increased by approximately $17,026 for the year ended September 30, 1995.

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

                                           1995           1996           1997
                                           ----           ----           ----
BALANCE, beginning of year ........     $ 619,733      $ 657,198      $ 828,415
Origination .......................       119,858        273,355        143,895
Repayments ........................       (82,393)      (102,138)      (164,766)
                                        ---------      ---------      ---------
BALANCE, end of year ..............       657,198        828,415        807,544
                                        =========      =========      =========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                                          1996            1997
                                                          ----            ----
Investment securities ........................         $ 22,431         $ 21,270
Mortgage-backed securities ...................           87,671          111,247
Loans receivable .............................          154,263          177,211
                                                       --------         --------
                                                        264,365          309,728
                                                       ========         ========

6. FORECLOSED REAL ESTATE

     Foreclosed real estate at September 30 is summarized as follows:

                                                        1996             1997
                                                        ----             ----
Real estate owned at cost or fair
 value at foreclosure ........................       $ 130,884        $ 122,634
Less allowance for losses ....................         (33,057)         (37,715)
                                                     ---------        ---------
                                                        97,827           84,919
                                                     =========        =========

     Set forth below is an analysis of the activity in the allowance for losses on real estate owned.

                                                 1995         1996         1997
                                                 ----         ----         ----
BALANCE, beginning of year ..............      $11,031      $13,323      $33,057
Provision charged to income .............                     4,362
Charge-offs, net of recoveries ..........        2,292       15,372        4,658
                                               -------      -------      -------
BALANCE, end of year ....................       13,323       33,057       37,715
                                               =======      =======      =======

7. PREMISES AND EQUIPMENT

     Premises and equipment at September 30 are summarized as follows:

                                                       1996              1997
                                                       ----              ----
Cost:
   Land ......................................     $    80,710      $   105,249
   Buildings .................................         640,259          648,180
   Furniture, fixtures, and equipment ........         269,369          270,271
                                                   -----------      -----------
                                                       990,338        1,023,700
   Less accumulated depreciation .............        (385,160)        (375,799)
                                                   -----------      -----------
                                                       605,178          647,901
                                                   ===========      ===========

     Depreciation amounted to $24,104, $31,249, and $40,768 for the years ended September 30, 1995, 1996 and 1997, respectively.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. DEPOSITS

     Deposits at September 30, are summarized as follows:

                                      1996                    1997                Weighted
                             --------------------    --------------------     Average Rate at
                              Amount      Percent      Amount     Percent   September 30, 1997
                              ------      -------      ------     -------   ------------------
Money market ...........   $ 6,243,478     14.87    $ 4,911,442    11.27          3.05%
Regular passbook .......     3,829,181      9.12      4,409,415    10.12          3.00%
90 day passbook ........       711,110      1.69
                            ----------     -----      ---------    -----
                            10,783,769     25.68      9,320,857    21.39
                            ----------     -----      ---------    -----
Certificates of deposit:
  4.00% - 5.99% ........    28,640,490     68.22     26,046,616    59.77          5.47%
  6.00% - 7.99% ........     2,561,704      6.10      8,210,439    18.84          6.05%
                            ----------     -----     ----------    -----
                            31,202,194     74.32     34,257,055    78.61
                            ----------     -----     ----------    -----
                           $41,985,963    100.00    $43,577,912   100.00          5.03%
                            ==========    ======     ==========   ======

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $5,129,340 and $9,230,914 at September 30, 1996 and 1997, respectively.

     At September 30, 1997, scheduled maturities of certificates of deposit are as follows:

                                               Years Ending September 30,
                    -----------------------------------------------------------------------------------
                        1998             1999              2000               2001           Thereafter
                        ----             ----              ----               ----           ----------
4.00% - 5.99%.....  $21,080,435       $2,360,763        $1,727,393         $ 878,025
6.00% - 7.99%.....    5,340,585          783,433         1,082,431         1,003,990
                     ----------        ---------         ---------         ---------           ----
                    $26,421,020       $3,144,196        $2,809,824        $1,882,015           $ --
                    ===========       ==========        ==========        ==========           ====

     Interest expense on deposits for the years ended September 30, is summarized as follows:

                                  1995             1996              1997
                                  ----             ----              ----
Money market                  $ 208,075         $ 175,524         $ 171,240
Passbook                        139,695            91,597           132,049
Certificates of deposit       1,454,040         1,697,842         1,787,601
                              ---------         ---------         ---------
                             $1,801,810        $1,964,963        $2,090,890

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9. BORROWED FUNDS

     Borrowed funds at September 30 are summarized as follows:

                                             Rate           1996        1997
                                          -----------   ----------   -----------
Advance from the Federal Home Loan Bank   5.00%-6.99%   $7,561,322   $10,825,154
                                                        ----------   -----------
                                                         7,561,322    10,825,154
                                                        ==========   ===========

     Scheduled maturities of the advances at September 30, 1997 are as follows:

      October 23, 1997 ......................     $9,900,000
      November 3, 1997 ......................         44,081
      June 1, 2005 ..........................        415,561
      August 1, 2005 ........................        420,851
      March 2, 2009 .........................         44,661
                                                  ----------
                                                  10,825,154
                                                  ==========

     Pursuant to a blanket floating lien with the Federal Home Loan Bank, the advances at September 30, 1996 and 1997 were secured by permanent mortgage loans, mortgage pool securities, and U. S. Government and agency securities.

10. FEDERAL INCOME TAXES

     Consolidated income tax expense for the years ended September 30 is summarized as follows:

                                 1995           1996               1997
                                 ----           ----               ----
       Federal:
       Current ............   $145,931       $125,271           $ 65,896
       Deferred ...........      7,391        (75,816)           100,062
                               -------        -------            -------
                               153,322         49,455            165,958
                               =======        =======            =======

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. FEDERAL INCOME TAXES (CONTINUED)

     Total income tax expense differed from the amounts computed by applying the U.S. federal tax rates of 34 percent for the years ended September 30, 1995, 1996 and 1997, to income before income taxes as a result of the following:

                                               1995          1996        1997
                                               ----          ----        ----
Federal taxes at statutory rates ........   $ 144,887    $  35,248    $ 159,578
Tax effects of
  Provisions for losses on loans and real
    estate owned ........................      13,600       72,760        1,700
  Bad debt deduction ....................     (11,928)     (87,642)      (1,167)
  Non-deductible ESOP expense ...........                    6,108       10,215
  Other .................................       6,763       22,981       (4,368)
                                            ---------    ---------    ---------
  Income tax expense ....................     153,322       49,455      165,958
                                            =========    =========    =========

     Deferred tax liabilities have been provided for taxable temporary differences related to FHLB stock dividends, recapture of bad debt reserves and unrealized gains on available-for-sale securities. Deferred tax assets have been provided for deductible temporary differences related to the federal insurance premium, prepaid interest, deferred loan fees and the ESOP plan. The net deferred tax liability in the accompanying statements of financial condition include the following components:

                                                       1996              1997
                                                       ----              ----
Deferred tax liabilities ...................        $(150,317)        $(242,904)
Deferred tax assets ........................          113,190            15,956
                                                    ---------         ---------
Net deferred tax liabilities ...............          (37,127)         (226,948)
                                                    =========         =========

     Retained earnings at September 30, 1996 and 1997, include approximately $965,154 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income-tax rate.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. RETIREMENT PLAN

     All eligible employees of the Association are covered by a defined benefit, multiemployer pension plan, "The Financial Institutions Retirement Fund," a taxqualified pension trust. Employers participating in a multiemployer plan are required to recognize as net pension cost the required contribution for the period and shall recognize as a liability any contributions due and unpaid. As of and for the years ended September 30, 1995, 1996 and 1997, the Association was in an overfunded position and was not required to make any contributions. The Association will continue to use its excess designated "Future Employer Contribution Offset" to absorb future contribution requirements. Administrative fees paid to the fund for the years ended September 30, 1995, 1996 and 1997, amounted to $1,671, $1,821 and $1,911, respectively.

     In January of 1995, the Association established a noncontributory 401(k) plan for all eligible employees. Administrative fees paid related to this plan amounted to $1,408, $1,062 and $980 for the years ended September 30, 1995, 1996 and 1997, respectively. Employees participating in the plan are allowed to contribute from 2 percent to 15 percent of their annual salary.

12. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP). The plan covers full time, salaried employees of the Association who have obtained age 21. All full time, salaried employees become eligible to participate on the "entry date" after they complete 12 consecutive months of service, provided they complete 1,000 hours during those 12 consecutive months. The Company makes annual contributions to the ESOP equal to the ESOP's debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees based on compensation. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $53,892 and $64,380 for the years ended September 30, 1996 and 1997, respectively. The fair value of unearned ESOP shares was $342,936 and $364,290 at September 30, 1996 and 1997, respectively.

     A summary of the ESOP shares allocation at September 30 is as follows:

                                                            1996           1997
                                                            ----           ----
Shares allocated, beginning of year ..............        $ 3,658        $ 8,149
Shares allocated during year .....................          4,491          4,292
Shares distributed during year ...................
                                                          -------        -------
   Total allocated shares held by
     by ESOP at year-end .........................          8,149         12,441
Unreleased shares ................................         28,578         24,286
                                                          -------        -------
         Total ESOP shares .......................         36,727         36,727
                                                          =======        =======

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                                OPELOUSAS, LOUISI
                    NOTES TO CONSOLIDATED FINANCIA STATEMENTS

13. RECOGNITION AND RETENTION PLAN (RRP)


     The Company established the RRP for certain officers and directors during the year ended September 30, 1996. Following shareholder approval of the RRP on January 23, 1996, the Company purchased 18,363 shares of the corporation's common stock in the open market at $15.86 per share to fully fund the related trust and to be awarded in accordance with the provisions of the RRP. The cost of the shares of restricted stock awarded under these plans are recorded as unearned compensation, a contra-equity account. The fair value of the shares on the date of award will be recognized as compensation expense over the vesting period, which is five years. The holders of the restricted stock receive dividends and have the right to vote the shares. For the year ended September 30, 1997, the amount included in compensation expense was $52,028. The grant date fair value of the restricted stock granted during the year ended September 30, 1996 was $13.50. A summary of the changes in restricted stock is as follows:

                                                      Unawarded         Awarded
                                                        Shares          Shares
                                                        ------          ------
Balance, September 30, 1995
Purchased by plan ..........................           18,363
Granted ....................................          (17,263)         $ 17,263
Forfeited ..................................
Earned and issued ..........................
                                                     --------          --------
Balance, September 30, 1996 ................            1,100            17,263
Purchased by the plan
Granted ....................................
Forfeited ..................................              800              (800)
Earned and issued ..........................                             (3,449)
                                                     --------          --------
Balance, September 30, 1997 ................            1,900            13,014
                                                     ========          ========

 14. STOCK OPTION PLAN

     On January 23, 1996, the Company's shareholders approved a stock option plan for the benefit of directors, officers, and other key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to 45,909 shares or 10 percent of the total number of common shares sold in the Company's initial public offering of its common stock upon the mutual-to-stock conversion of First Federal Savings and Loan Association. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

     The stock options granted to officers and directors on January 23, 1996 are exercisable in five equal annual installments. The stock option plan also permits the granting of Stock Appreciation Rights ("SARs"). SARs entitle the holder to receive, in the form of cash or stock, the increase in the fair value of Company stock from the date of grant to the date of exercise. No SARs have been issued under the plan.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. STOCK OPTION PLAN (CONTINUED)

     The following table summarizes the activity related to stock options:


                                            Available      Options
                                            For Grant    Outstanding
                                            ---------    -----------
At inception ..................             $ 45,909
Granted, January 23,1996 ......              (24,935)     $(24,935)
Exercised .....................
Forfeited .....................
                                            --------      --------
At September 30, 1996 .........               20,974        24,935
Granted .......................
Exercised .....................
Forfeited .....................                2,057        (2,057)
                                            --------      --------
At September 30, 1997..........               23,031        22,878
                                            ========      ========

     The outstanding options were all granted on January 23, 1996 at an exercise price of $13.50. There were no options exercisable at September 30, 1996. At September 30, 1997, 4,575 options were exercisable. The weighted average grant date fair value of options granted during the year ended September 30, 1996 was $3.71.

     In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." SFAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards. The Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plan as allowed under SFAS 123. Accordingly, no compensation cost has been recognized for options granted. Had compensation cost for the plan been determined based on the fair value at the grant date for awards under the plan consistent with the methods of SFAS 123, the Company's pro forma net income and pro forma earnings per share would have been as follows at September 30,

                                            1996           1997
                                            ----           ----
            Net income
             As reported ...........      $54,217        $303,388
             Pro forma .............      $45,216        $289,888
            Earnings per share
             As reported ...........         $.13        $.80
             Pro forma .............         $.11        $.76

     The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for the grants: dividend yields of 1.33 percent; expected volatility of
     10.44 percent; risk-free interest rate of 5.70 percent; and expected lives of 8 years for all options.

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

     At September 30, 1997, the Association was considered to be "well capitalized."

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                                OPELOUSAS, LOUISI
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT (FIRREA) OF 1989 (CONTINUED)

     The following table sets out the Associations's various regulatory capital categories at September 30, 1997:

                                     Required      Actual                  Required         Actual
                                      Ratio        Ratio      Excess       $ Amount        $ Amount        Excess
                                      -----        -----      ------       --------        --------        ------
Tangible capital ................     1.50%        9.20%      7.70%      $  921,275      $5,648,636      $4,727,361
Core capital ....................     3.00%        9.20%      6.20%       1,842,549       5,648,636       3,806,087
Risk based capital ..............     8.00%       17.95%      9.95%       2,682,086       6,016,422       3,334,335

16. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial statements. The principal commitments of the Association are as follows:

     At September 30, the Association had the following loan commitments:

                                                   1996                 1997
                                                   ----                 ----
          Variable rate first mortgage loans     $177,800            $477,625
          Fixed rate first mortgage loans         443,700             449,650
                                                  -------             -------
          Total loan commitments                  621,500             927,275
                                                  =======             =======

     The Association does not charge commitment fees.

     Unused lines-of-credit amounted to $250,000 and $250,000 at September 30, 1996 and 1997, respectively.

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Association is a party to financial instruments with off -balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of instruments.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

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


                                                                 Contract or
                                                                Notional Amount
                                                                ---------------
  Financial instruments the contract amounts of which represent credit risk:

      Commitments to extend credit.............................     $927,275
                                                                    ========
      Standby letters of credit................................     $250,000
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

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. OTHER NON-INTEREST INCOME AND EXPENSE

     Other non-interest income and expense amounts are summarized as follows for the years ended September 30:


                                                     1995      1996      1997
                                                     ----      ----      ----
Other non-interest income:
   Miscellaneous ..............................   $    722   $  1,362   $  2,225
                                                  ========   ========   ========
Other non-interest expense:
   Expense account of officers, employees,
    and directors .............................   $  4,460   $  6,611   $  9,113
   Food service expense .......................      5,926      5,461      5,448
   Stationery and printing ....................     20,320     22,034     24,821
   Telephone ..................................     12,968     12,521     16,089
   Postage and expres .........................     15,860     15,874     14,209
   Insurance and surety bond premiums .........     27,172     24,038     27,741
   Supervisory examinations ...................     16,658     19,904     23,555
   Organizational dues and subscriptions ......     16,155     15,730     16,842
   Loan expense ...............................        907      2,579     12,975
   Service charges ............................      6,008      7,952     14,891
   Fees and other taxe ........................                16,094     59,217
   Other ......................................      1,331      4,529      5,029
                                                  --------   --------   --------
                                                   127,765    153,327    229,930
                                                  ========   ========   ========

19. CONCENTRATIONS OF CREDIT

     The majority of the Association's loans and its standby letters of credit have been granted to customers in the Association's market area, which is primarily St. Landry Parish, Louisiana. The Parish is largely a rural area and relies heavily on the agricultural and oil industries. The concentrations of credit by type of loan are set forth in the note on loans receivable presented earlier in this report. The Association, as a matter of policy, does not extend credit to any one borrower or group of related borrowers in excess of its legal lending limit.

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                                OPELOUSAS, LQUISI
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data are presented below by quarter for the years ended September 30, 1996 and 1997.

                                                                 1996
                                      ---------------------------------------------------------
                                      December 31,    March 31,       June 30,    September 30,
                                         1995          1996            1996           1996
                                         ----          ----            ----           ----
Total interest income ............   $   976,766    $   995,428    $ 1,024,118    $ 1,019,482

Total interest expense ...........      (535,508)      (543,919)      (560,906)      (582,753)
                                     -----------    -----------    -----------    -----------
       Net interest income .......       441,258        451,509        463,212        436,729
       Provision for loan losses .        20,000          5,000                       189,000
                                     -----------    -----------    -----------    -----------
       Net interest income after
         provision for loan losses       421,258        446,509        463,212        247,729

Total non-interest income ........        10,841          9,487         12,590         13,683
Total non-interest expense .......      (294,742)      (320,697)      (284,812)      (621,386)
       Income before income taxes        137,357        135,299        190,990       (359,974)

Income tax expense ...............        40,000         55,000         73,000       (118,545)
       Net income ................        97,357         80,299        117,990       (241,429)
       Net income per common
         share ...................   $       .23    $       .19    $       .29    $      (.58)
                                     ===========    ===========    ===========    ===========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)


                                                        1997
                                ------------------------------------------------
                                December 31,  March 31,   June 30, September 30,
                                   1996         1997        1997        1997
                                   ----         ----        ----        ----
Total interest income .......   $1,038,042   $1,058,454   $1,056,559   $1,109,761
Total interest expense ......      606,487      610,477      641,546      693,800
                                ----------   ----------   ----------   ----------
Net interest income .........      431,555      447,977      415,013      415,961
Provision for loan losses ...                     5,000
                                ----------   ----------   ----------   ----------
   Net interest income after
    provision for loan losses      431,555      442,977      415,013      415,961
Total non-interest income ...       18,923       21,146       24,703       26,914
Total non-interest expense ..      348,126      346,492      275,704      357,524
                                ----------   ----------   ----------   ----------
  Income before income taxes       102,352      117,631      164,012       85,351
Income tax expense ..........       36,000       43,000       68,000       18,958
                                ----------   ----------   ----------   ----------
  Net income ................       66,352       74,631       96,012       66,393
                                ==========   ==========   ==========   ==========
  Net income per common
   share ....................   $      .17   $      .19   $      .25   $      .19
                                ==========   ==========   ==========   ==========

21. EARNINGS PER SHARE

     Net income per share of the Company's common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. The weighted average number of common shares outstanding excludes the weighted average unreleased shares owned by the Employee Stock Ownership Plan ("ESOP"). The effect of stock options and unvested Recognition and Retention Plan ("RRP) shares is calculated using the treasury stock method. Application of the treasury stock method did not have a material effect on earnings per share and therefore disclosure of primary and fully diluted earnings per share is not required. Earnings per share for the year ended September 30, 1995 is not considered meaningful.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share", (11SFAS 12811) which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company does not believe that the effect of SFAS 128 on the calculation of fully diluted earnings per share would be material.

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

     For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association, at the time of conversion, established a liquidation account in the amount of $3,744,661 which was equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a gavings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the thencurrent adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

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

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

     Condensed financial information of St. Landry Financial Corporation is as follows:


                             Condensed Balance Sheet
                                  September 30,
                             ------------------------

               Assets                                     1996          1997
               ------                                     ----          ----
   Cash and cash equivalents .....................     $  789,307     $  653,835
   Investment in subsidiary ......................      5,685,008      5,994,471
   Note  receivable - First Federal ..............        235,053        205,671
   Due  from  First  Federal .....................                         5,645
                                                       ----------     ----------
           Total  assets .........................      6,709,368      6,859,622
                                                       ==========     ==========

      Liabilities and Stockholders' Equity
      ------------------------------------
   Liabilities ...................................     $    6,120     $    5,781
   Stockholders' Equity ..........................      6,703,248      6,853,841
                                                       ----------     ----------
      Total liabilities and stockholders' equity .      6,709,368      6,859,622
                                                       ==========     ==========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

                          Condensed Statement of Income
                          -----------------------------

                                                         1996           1997
                                                         ----           ----
Interest income
  Interest on savings account ....................   $    39,198    $    19,141
  Interest on ESOP loan ..........................        20,507         18,279
                                                     -----------    -----------
      Total interest income ......................        59,705         37,420
Expenses .........................................        52,325         45,618
                                                     -----------    -----------
 Income (Loss) Before Income Tax and Undistributed
  Earninzs of Subsidiary .........................         7,380         (8,198)
 Income Tax Expense ..............................         2,509         (2,787)
                                                     -----------    -----------
 Income (Loss) Before Undistributed Earnings of
  Subsidiary .....................................         4,871         (5,411)
 Undistributed Earnings of Subsidiary ............        49,346        308,799
                                                     -----------    -----------
     Net income ..................................        54,217        303,388
                                                     ===========    ===========

                        Condensed Statement of Cash Flows
                        ---------------------------------

Cash Flows from Operating Activities
 Net income ......................................   $    54,217    $   303,388
 Adjustments to reconcile net income to net
  cash provided by operating activities:
    Undistributed earnings of subsidiary .........       (49,346)      (308,799)
   (Increase) decrease in accrued interest
      receivable - First Federal .................        11,268
   (Increase) decrease in due from First Federal .            --         (5,645)
   Increase (decrease) in due to First Federal ...        (4,044)        (1,846)
   Increase (decrease) in other liabilities ......            --          1,508
                                                     -----------    -----------
     Net cash provided (used) by operating
       activities ................................        12,095        (11,394)
                                                     -----------    -----------
Cash Flows from Investing Activities
 ESOP loan (origination) repayment ...............        58,764         29,382
                                                     -----------    -----------
     Net cash provided by investing activities ...        58,764         29,382
                                                     -----------    -----------
Cash Flows from Financing Activities
 Net proceeds from sale of RRP stock to subsidiary                      291,153
 Dividend paid ...................................       (21,919)       (37,975)
 Purchase of treasury stock ......................      (641,714)      (406,638)
                                                     -----------    -----------
     Net cash (used) by financing activities .....      (663,633)      (153,460)
                                                     -----------    -----------
     Net increase (decrease) in cash and
      cash equivalents ...........................      (592,774)      (135,472)
     Cash and cash equivalents at beginning of
      period .....................................     1,382,081        789,307
                                                     -----------    -----------
     Cash and cash equivalents at end of Period ..       789,307        653,835
                                                     ===========    ===========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)


                  Condensed Statement of Cash Flows (Continued)
                  ---------------------------------------------
                                                             1996         1997
                                                             ----         ----
Supplemental Schedule of Income Taxes Paid
 Income taxes paid ...................................     $  8,386     $  2,508
                                                           ========     ========
Supplemental Schedule of Noncash Investing and
 Financing Activities
 Retirement of treasury stock to be used for
  recognition and retention plan .....................     $291,153
                                                           ========
 Stock issued for recognition and retention plan .....     $291,153
                                                           ========
 Allocation of unearned ESOP shares at fair value ....     $ 53,892     $ 64,380
                                                           ========     ========
 Allocation of unearned RRP shares ...................                  $ 53,201
                                                                        ========
 Total increase in unrealized gain (loss) on
  available-for-sale securities ......................     $130,145     $263,995
                                                           ========     ========

                 ST. LANDRY FINANCIAL CORPORATION AND SUBSIDIARY
                              OPELOUSAS, LOUISIANA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:

                                              September 30, 1996                       September 30, 1997
                                        -------------------------------          ---------------------------------
                                           Carrying              Fair              Carrying                Fair
                                            Amount               Value              Amount                 Value
                                            ------               -----              ------                 -----
Financial assets:
Cash and cash equivalents ..........    $   385,363          $   385,363          $   780,554          $   780,554
Investment securities
 Held-to-maturity ..................        989,595              989,450              993,483              994,875
 Available-for-sale ................      1,773,450            1,773,450            1,952,316            1,952,316

Mortgage-backed securities
 Held-to-maturity ..................      2,854,260            2,787,272            1,607,964            1,573,271
 Available-for-sale ................      9,484,872            9,484,872           12,505,148           12,505,148
Loans receivable, net ..............     39,856,672           39,326,909           42,192,721           43,156,000

Accrued interest receivable ........        264,365              264,365              309,728              309,728

Financial liabilities:

 Deposits ..........................     41,985,962           42,252,383           43,577,912           43,719,000
 Borrowed funds ....................      7,561,322            7,524,383           10,825,154           10,840,000
 Advances by borrowers for
  taxes and insurance ..............         92,468               92,468               84,727               84,727
 Accrued interest payable ..........         52,883               52,883               78,727               78,727


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

                             STOCKHOLDER INFORMATION

Corporate Office

459  East  Landry  Street
Opelousas,  Louisiana 70570
(318) 942-5748

Annual Meeting

The Annual Meeting of Stockholders will be held at 1:30 p.m., Opelousas, Louisiana time on January 27, 1998, at the Company's office located at 459 East Landry Street, Opelousas, Louisiana.

Annual Report on Form 10-KSB

A copy of St. Landry Financial Corporation's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission may be obtained without charge upon written request to H. Andrew Myers, Jr., St. Landry Financial Corporation, 459 East Landry Street, Opelousas, Louisiana 70570.

Registrar/Transfer Agent

Communications  regarding  change  of  address,   transfer  of  stock  and  lost
certificates should be sent to:

American Securities Transfer, Incorporated
1825 Lawrence Street
Denver, Colorado  80202

Local Counsel

Young, Hoychick and Aguillard
P.O. Box 341
Eunice, Louisiana  70535

Morgan J. Goudeau, III
A Professional Law Corporation
P.O. Box 1419
Opelousas, Louisiana 70571

Special Counsel

Silver,  Freedman & Taff, L.L.P.
1100 New York Avenue,  N.W.
Washington,  D.C.  20005

Accountants

John S. Dowling & Company
Interstate-49 South
P.O. Box 433
Opelousas,  Louisiana  70571

Common Stock

There is no established market in which the Company's Common Stock is regularly traded, nor any uniformly quoted price for such shares. At September 30, 1997, the Company had 132 holders of record of its Common Stock.

Dividends

The Company paid two cash dividends of $.05 per share, on June 24 and July 28, 1997 to stockholders as of March 15 and June 30, 1997. The Board of Directors may consider the payment of future cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, First Federal Savings and Loan Association of Opelousas, which are subject to regulations and the Association's continued compliance with all regulatory capital requirements.

                        ST. LANDRY FINANCIAL CORPORATION
                                       and
                   FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

      Directors

Wayne McKinnon Gilmore
Chairman of the Board,
President and Chief Execu-
tive Officer of the Company
and the Association

H. Andrew Myers, Jr.
Executive Vice President
of the Company and
the Association

H. Kent Aguillard
Partner, law firm

Anna Lee O. Dunbar
Retired from the
Association

Lynette Young Feucht
City Court Judge

Patrick Fontenot
Executive Vice President,
Williams-Progressive Life
Insurance Co.

Simon Howard Fournier
Employed by St. Landry
Parish Assessor's Office

Morgan J. Goudeau, III
District Attorney

Martin A. Roy, Jr.
President, Roy Motors

Marvin J. Schwartzenburg
Administrator, Bayun Vista Manor

Randy C. Tomlinson
President, Magic Wand South

Robert L. Wolfe, Jr.
President, Morgan Goudeau & Associates, Inc., a civil engineering corporation

         Executive Officers

Wayne McKinnon Gilmore
Chairman of the Board, President and Chief
Executive Officer

H. Andrew Myers, Jr.
Executive Vice President

Jutta A. Codori
Controller